UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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CASH AMERICA INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2016
Dear Fellow Shareholders:
I am pleased to invite you to attend the 2016 Annual Meeting of Shareholders of Cash America International, Inc. The meeting will be held on Thursday, May 19, 2016, beginning at 9:00 a.m. Central Daylight Time at our corporate headquarters, which are located at 1600 West 7th Street, Fort Worth, Texas 76102. Information about the meeting, the nominees for election as directors and other actions to be taken at the meeting is presented in the following Notice of Annual Meeting of Shareholders and proxy statement.
We hope that you will plan to attend our Annual Meeting. Whether or not you plan to attend the meeting in person, we hope that your shares are represented and voted. Accordingly, please vote by telephone or Internet, or, if you request and receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. If you decide to attend the Annual Meeting you will be able to vote in person if you are a shareholder of record or if you are a beneficial holder and have obtained a legal proxy, even if you have previously submitted your proxy.
On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of Cash America. We sincerely desire your presence at the Annual Meeting, and we look forward to seeing you on May 19th.

Sincerely,

T. Brent Stuart
President and Chief Executive Officer

1600 West 7th Street
Fort Worth, Texas 76102
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 19, 2016
The 2016 Annual Meeting of Shareholders of Cash America International, Inc. will be held on Thursday, May 19, 2016, at 9:00 a.m., Central Daylight Time, at the Cash America building located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof. At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the eight nominees named in the accompanying proxy statement to serve until their respective successors have been elected and qualified;

(2)	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2016;

(3)	Vote to approve, on a non-binding advisory basis, our named executive officer compensation; and

(4)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.
Only shareholders of record at the close of business on March 22, 2016 are entitled to vote at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the issued and outstanding common stock entitled to notice of, and to vote at, the meeting is required for a quorum to transact business.

By Order of the Board of Directors,

J. Curtis Linscott
Executive Vice President, General Counsel & Secretary
Fort Worth, Texas
April 7, 2016

IMPORTANT
Whether or not you attend the meeting in person, please vote by telephone or Internet, or, if you request and receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. Shares must be voted either by telephone, on the Internet or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. The proxy statement and Annual Report to Shareholders are also available for your review at www.proxyvote.com.

1600 West 7th Street
Fort Worth, Texas 76102
PROXY STATEMENT
for
ANNUAL MEETING OF SHAREHOLDERS
May 19, 2016
GENERAL INFORMATION
The Board of Directors of Cash America International, Inc. (referred to throughout this proxy statement as the “Company,” “we,” “us” or “our”) is soliciting proxies for the 2016 Annual Meeting of Shareholders (the “Annual Meeting”). We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Thursday, May 19, 2016, at the Cash America building, which is located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof.
We have elected to mail a Notice of Internet Availability of Proxy Materials, rather than sending a full set of proxy materials in the mail. The Notice of Internet Availability was sent on or about April 7, 2016, to shareholders of record as of March 22, 2016, and the proxy materials were made available on www.proxyvote.com on the same day.
PURPOSE OF THE ANNUAL MEETING
At the Annual Meeting, we will ask our shareholders to:

(1)	Elect as directors the eight nominees named in this proxy statement to serve until their respective successors have been elected and qualified;

(2)	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for 2016;

(3)	Vote to approve, on a non-binding advisory basis, our named executive officer compensation; and

(4)	Transact any other business properly brought before the meeting or any adjournment or postponement of the meeting.

PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement before voting. For more complete information regarding our 2015 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2015.

INFORMATION ABOUT THE 2016 ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	9:00 a.m., Central Daylight Time, on Thursday, May 19, 2016
Location:	1600 West 7th Street, Fort Worth, Texas 76102
Record Date:	March 22, 2016
Voting:	Each share is entitled to one vote at the Annual Meeting

PROPOSALS FOR VOTING

Management Proposals	Board Recommendation	For more detail, see page:
Proposal 1—Election of Directors	FOR EACH DIRECTOR	8
Proposal 2—Ratification of Grant Thornton LLP as Independent Registered Public Accounting Firm	FOR	11
Proposal 3—Advisory Vote to Approve Executive Compensation	FOR	13
Any other business that properly comes before the meeting.

DIRECTOR NOMINEES

					Board Committees
Name	Age	Director Since	Employment Description	Independent	Audit	Management Development and Compensation	Nominating and Corporate Governance
Daniel R. Feehan, Executive Chairman of the Board	65	1984	Executive Chairman and Retired President and Chief Executive Officer of our Company	N	—	—	—
Jack R. Daugherty	68	1983	Retired Founder of our Company	N	—	—	—
Daniel E. Berce(1)	62	2006	President and Chief Executive Officer of General Motors Financial Company, Inc.	Y	Chair	Y	—
James H. Graves(1)	67	1996	Managing Director and Partner of Erwin Graves & Associates, LP	Y	Y	Chair	—
B. D. Hunter	86	1984	President of Huntco International Inc. and Consultant to Service Corporation International	Y	—	Y	Y
Timothy J. McKibben(2)	67	1996	Founding Managing Partner of Ancor Holdings	Y	Y	—	Chair
Alfred M. Micallef	73	1996	Chairman of JMK International, Inc.	Y	—	—	Y
T. Brent Stuart	46	N/A	President and Chief Executive Officer of our Company	N	—	—	—

(1)	Financial Expert.

(2)	Independent Presiding Outside Director.

2015 FINANCIAL AND BUSINESS HIGHLIGHTS
In 2015, we continued our strategy to improve marginal profitability through our focus on pawn lending while returning value to our shareholders, as evidenced by the following:

•	Increased Net Income:

◦	Net income from continuing operations for 2015 of $27.6 million increased $38.0 million compared to a net loss from continuing operations of $10.4 million in 2014.

◦
Our 2015 adjusted net income from continuing operations, a non-generally accepted accounting principles (“non-GAAP”) measure, of $27.4 million increased $12.0 million compared to our 2014 adjusted net income from continuing operations, a non-GAAP measure, of $15.4 million. Our 2015 adjusted net income from continuing operations excludes net after-tax gains of $0.2 million, and our 2014 adjusted net income from continuing operations adds back after-tax expense items of $25.8 million.

•	Strategic Expense Reductions: Consolidated operations and administration expenses decreased $35.6 million, or 7.2%, in 2015 compared to 2014.

•
Deemphasized Short-Term Consumer Lending Activities: In 2015, we continued our strategy to enhance focus on pawn lending and reduce our short-term consumer lending operations by closing or selling certain consumer lending locations and less-profitable pawn-lending locations and removing the consumer loan product from some of our stores.

•
Investment in our Company through Share Repurchases: In 2015, we increased our share repurchase activity and repurchased a total of 4,015,866 shares of our common stock, par value $0.10 per share (“CSH Stock”), in open market transactions under board authorizations for a total investment in our Company of $103.9 million, including commissions.

•	Increased Cash Dividend to Shareholders: In January 2015, our Board of Directors increased our quarterly cash dividend by 43% to $0.05 per share (or $0.20 per share on an annual basis).

•	Moderate Increase in Debt Levels: In 2015, we managed to execute our capital strategy with only a moderate increase in debt levels.

In addition, during 2015 our Board of Directors recognized the leadership talent in our Company by promoting from within and expanding executive leadership roles. For example, in November 2015, Mr. T. Brent Stuart, who has been with our Company since 2008 and has worked in the financial services industry for almost 25 years, was promoted to Chief Executive Officer when Mr. Daniel R. Feehan, who had served as our Chief Executive Officer since 2000, retired from that position.

Please read the information included under “Executive Summary” in the Executive Compensation section of this proxy statement beginning on page 27. In addition, see “Executive Compensation—Executive Summary—Financial and Business Highlights of 2015” for additional information about the income and expense items included in the adjusted net income for continuing operations for 2015 and 2014.

EXECUTIVE COMPENSATION

We are asking you to approve, on a non-binding, advisory basis, the compensation of our named executive officers for 2015 as disclosed in the “Compensation Discussion and Analysis” and accompanying compensation tables and related narrative discussion beginning on page 33. We believe that our named executive officer compensation program described throughout our “Compensation Discussion and Analysis” reflects an overall pay-for-performance culture that is aligned with the interests of our shareholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance that also promote the long-term interests of our shareholders.

Please read the information included in the Executive Compensation section of this proxy statement beginning on page 27, including the highlights of our 2015 executive compensation information included under “Executive Summary.”

CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to good corporate governance, which promotes the long-term interests of our shareholders, strengthens board and management accountability and helps build public trust in our Company. Our governance framework is described throughout this proxy statement and includes the following highlights:

✓ 5 Independent Director Nominees	✓ All Board Committees are Independent
✓ Annual Election of Board Members	✓ Risk Oversight by Full Board and Committees
✓ Majority Voting for Directors in Uncontested Elections With Resignation Policy	✓ Shareholders Can Call Special Meetings
✓ Regular Board and Committee Meetings	✓ Stock Ownership Requirements for Directors and Executive Officers
✓ Regular Board and Committee Self Evaluations	✓ Ratification of Independent Registered Public Accounting Firm
✓ Separate Chairman and Chief Executive Officer	✓ Anti-Hedging and Pledging Requirements
✓ Independent Presiding Outside Director	✓ Administer a Code of Conduct and Insider Trading Policy

In addition, we believe that many of our compensation practices reflect good corporate governance. See our “Executive Compensation Best Practices” on page 32 for additional information.

VOTING AND GENERAL INFORMATION

We provide answers to many frequently asked questions about the Annual Meeting and voting under “Questions and Answers Regarding Voting Procedures and Other General Information” on page 5.

QUESTIONS AND ANSWERS REGARDING VOTING PROCEDURES AND
OTHER GENERAL INFORMATION

Q. When and where is the Annual Meeting?
A. We will hold the Annual Meeting at 9:00 a.m., Central Daylight Time, on Thursday, May 19, 2016, at the Cash America building, which is located at 1600 West 7th Street, Fort Worth, Texas 76102, and at any recess, adjournment or postponement thereof.
Q. Why did I receive a notice in the mail regarding Internet availability of proxy materials instead of a full set of proxy materials?
A. The Securities and Exchange Commission (“SEC”) rules allow companies to choose the method for delivery of proxy materials for shareholders. We have elected to deliver a Notice of Internet Availability of Proxy Materials, rather than sending a full set of these materials in the mail. The Notice of Internet Availability was sent to shareholders on or about April 7, 2016, and the proxy materials were made available on www.proxyvote.com on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by our shareholders and lowers the cost of the Annual Meeting.
Shares must be voted either by telephone, online or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the Notice of Internet Availability for requesting copies or follow the procedures set forth below.
Q. How do I request a copy of the proxy materials?
A. For the Annual Meeting or any future Annual Meeting of Shareholders, if you would like to request a copy of the proxy materials, including the proxy statement and form of proxy and the Annual Report to Shareholders, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a copy to you. You may also request a paper copy of the proxy materials at proxyvote.com. Our proxy statement and Annual Report on Form 10-K are also available under the “Investor Relations” section of our website at www.cashamerica.com or at http://materials.proxyvote.com.
Q. What is the vote required to approve the proposals presented?
A. Proposal 1—Election of Directors. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to elect directors at the Annual Meeting. Pursuant to our Bylaws, votes cast at the Annual Meeting with respect to the election of our directors will include votes to “withhold” approval of a director candidate. Thus, if you vote to “withhold” approval of a director candidate, your “withhold” vote will have the same effect as a vote against the director candidate.
Proposal 2—Ratification of Independent Registered Public Accounting Firm and Proposal 3—Advisory Vote to Approve Executive Compensation. The affirmative vote of a majority of the votes cast at the Annual Meeting, either in person or by proxy, will be required to approve this proposal at the Annual Meeting. If you abstain from voting on this proposal, your shares will be treated as shares present or represented and voting, so that your abstention will have the same effect as a vote against the proposal.
Q. How does the Board of Directors recommend I vote?
A. FOR EACH DIRECTOR submitted for election in Proposal 1—Election of Directors
FOR Proposal 2—Ratification of Independent Registered Public Accounting Firm
FOR Proposal 3—Advisory Vote to Approve Executive Compensation
Q. Who is entitled to vote at the Annual Meeting?
A. Only record holders of CSH Stock, at the close of business on March 22, 2016, the record date, are entitled to vote. At the close of business on the record date, 24,256,110 shares of CSH Stock were issued and outstanding. Each share owned on the record date is entitled to one vote. Shareholders do not have the right to vote cumulatively in director elections.
Q. What do I do if I wish to change my voting instructions?
A. If you wish to change or revoke your voting instructions after you have submitted your proxy, you may do so at any time before the proxies are voted at the Annual Meeting.
If you are a shareholder of record, you may change or revoke your proxy by:

•	notifying our Corporate Secretary in writing at the address on the first page of this proxy statement that you wish to revoke your proxy;

•	delivering a subsequent proxy (by telephone, Internet or submitting a proxy card) bearing a date after the date of the proxy being revoked and relating to the same shares; or

•	voting in person at the Annual Meeting (but please note that your attendance at the Annual Meeting will not of itself revoke your proxy).
For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided, or, if you have obtained a legal proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
Q. What is the difference between record holders and beneficial holders?
A. Record Holder. If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareholder of record. If you are a shareholder of record, you may vote in person at the Annual Meeting or without attending the Annual Meeting over the telephone or Internet or, if you have requested and received printed proxy materials, by marking, signing, dating and returning the printed proxy card in the enclosed envelope. Please refer to the instructions on the Notice of Internet Availability or proxy card, as applicable.
Beneficial Owner. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting.
Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy over the Internet or as otherwise described in the Notice of Internet Availability.
Q. How will my shares be voted if I do not provide instructions to my broker?
A. If your shares are held in street name, your broker, as the registered holder, must vote your shares in accordance with your instructions. If you do not provide voting instructions, your broker has the discretion to vote those shares with respect to routine proposals but not with respect to non-routine proposals. Shares for which brokers do not receive instructions, sometimes called “broker non-votes,” will be counted as present for determining a quorum at the meeting. The proposal to ratify the selection of our independent registered public accounting firm is considered a routine proposal, and broker non-votes will be included in determining the number of votes cast for this proposal. All of the other proposals are considered non-routine proposals, and broker non-votes will not be included in determining the number of votes cast in each of these proposals.

Q. How will my shares be voted if I hold them in the Company’s 401(k) Plan?
A. If your shares are held in our 401(k) plan, you may also vote as set forth above, except that plan participants may not vote their plan shares in person at the Annual Meeting. If you provide voting instructions by Internet, telephone or written proxy card, the plan’s trustee will vote your shares as you have directed. If you do not provide specific voting instructions, your shares will be voted in the same proportion as shares for which the trustee has received instructions. Please note that you must submit voting instructions no later than May 16, 2016 at 11:59 p.m. Eastern Daylight Time in order for your shares to be voted by the trustee at the Annual Meeting in accordance with your instructions.
Q. Who will count the votes?
A. Votes will be counted and certified by the Inspectors of Elections, who are representatives of Broadridge Financial Solutions and/or our outside legal counsel.
Q. What happens if a director does not receive a majority of the votes cast?
A. If a director does not receive a majority of the votes cast, he is required to promptly tender a resignation to the Board of Directors. Within 60 days after certification of the election results, our Nominating and Corporate Governance Committee will determine whether to recommend that the Board of Directors accept or reject the director’s resignation and will submit such recommendation for consideration by the Board of Directors. The Board of Directors is then required to promptly, and in any event within 90 days after certification of the election results, determine whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation.
Q. How will results of the vote be announced?
A. Voting results will be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.
Q. How is quorum for the meeting determined?
A. A quorum will be present at the Annual Meeting if the holders of a majority of the issued and outstanding shares of CSH Stock as of the record date are present in person or by proxy. Shares represented by a proxy marked “withhold” or “abstain” will be considered present at the Annual Meeting for purposes of determining a quorum.

Q. Who bears the expenses of this proxy solicitation?
A. We will bear the expenses of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials to beneficial owners. Georgeson Inc. will assist us in the solicitation of proxies, and we will pay Georgeson approximately $6,500 for these services, plus reimbursement for reasonable out-of-pocket expenses. Our directors, officers, regular employees or our transfer agent may also solicit proxies after the original solicitation by further mailing, personal conversations, or by telephone, facsimile or other electronic means. We will not pay these persons additional compensation for these efforts, but we will reimburse their out-of-pocket expenses.
Q. What happens if other business is transacted at the Annual Meeting?
A. Management does not know of any business to be transacted at the Annual Meeting other than the matters described in this proxy statement. The period specified in our Bylaws for submitting additional proposals to be considered at the Annual Meeting has passed, and there are no such proposals to be considered. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.
Q. What is householding of proxy materials?
A. We have adopted a practice approved by the SEC called “householding.” Under this practice, shareholders who have the same address and last name will receive only one copy of our proxy materials, unless one or more of these shareholders notifies us that he or she wishes to continue receiving individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. If you share an address with another shareholder and received only one set of proxy materials and would like to request a separate paper copy of these materials, please contact our Investor Relations department by mail at the address on the first page of this proxy statement, by telephone at (817) 335-1100 or toll free at (800) 645-0623 or by email at investor_relations@cashamerica.com, and we will promptly deliver a separate copy. Shareholders who hold their shares in street name should contact their brokerage firm, bank, broker-dealer, trust, or other similar organization to request information about householding.

PROPOSAL 1
ELECTION OF DIRECTORS
Our Board of Directors is elected annually and currently consists of seven members. On November 1, 2015, Mr. Daugherty stepped down from his position as the Chairman of our Board (although he remains a member of our Board), and Mr. Feehan became our Executive Chairman of the Board (“Executive Chairman”) when he retired from his position as our Chief Executive Officer. When Mr. Feehan retired, Mr. T. Brent Stuart began serving as our Chief Executive Officer. Because our Board of Directors believes it is beneficial for our Chief Executive Officer also to serve as a non-independent Board member, our Board of Directors, upon the recommendation of our Nominating and Corporate Governance Committee, has nominated Mr. Stuart for election at the Annual Meeting along with our seven incumbent directors who are listed below. As a result, our Board of Directors has approved an increase in the size of our Board of Directors to eight members if Mr. Stuart is elected. The increase will be effective immediately following the Annual Meeting. Those elected will serve until the 2017 Annual Meeting of Shareholders, until their successors are elected and qualify or until their earlier death, resignation or removal.
Each nominee, except Mr. Stuart, is a current director who was elected at the 2015 Annual Meeting of Shareholders. Our Board of Directors has affirmatively determined that all of our director nominees are independent pursuant to the New York Stock Exchange (“NYSE”) Listed Company Manual (“NYSE rules”), except for Messrs. Daugherty, Feehan and Stuart. See “Board Structure, Corporate Governance Matters and Director Compensation—Director Independence” for additional information regarding the independence of our directors. In addition, there are no family relationships among any of our current directors and executive officers.
Each nominee has agreed to serve if elected. If a nominee becomes unavailable for election or cannot serve, an event that we do not expect, the Board of Directors may substitute another nominee or reduce the number of nominees. The enclosed proxy will be voted for such substitute, if any, as shall be designated by the Board of Directors.
Director Nominee Information and Qualifications
The following paragraphs provide information as of the date of this proxy statement about each director nominee. As indicated below, our directors have a combined wealth of leadership and business experience. They have substantive knowledge and skills applicable to our business, including in the areas of financial services, public accounting and financial reporting, risk management, business development, regulation, operations, strategic planning, management development and succession, compensation and corporate governance matters. The Nominating and Corporate Governance Committee regularly reviews the composition of the Board and its assessment of the Board’s performance in light of our evolving business requirements to ensure that the Board has the appropriate mix of skills and experiences needed for the broad set of challenges that it confronts. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards, and they each have demonstrated business acumen and an ability to exercise sound judgment.
Daniel R. Feehan, 65. Director since 1984. Mr. Feehan has been our Executive Chairman since November 1, 2015. Prior to that, Mr. Feehan served as our Chief Executive Officer and President from February 2000 through May 2015 and as our Chief Executive Officer from May 2015 through October 2015 when he retired. Mr. Feehan served as our President and Chief Operating Officer from January 1990 until February 2000, except that he served as Chairman and Co-Chief Executive Officer of one of our subsidiaries from February 1998 to February 1999 before returning to the position of our President and Chief Operating Officer. Mr. Feehan became a director in 1984 and joined us full-time in 1988, serving as our Chief Financial Officer before becoming President and Chief Operating Officer in 1990. Mr. Feehan currently serves as a director at AZZ Inc. and Enova International, Inc. (“Enova”) where he has served since 2000 and 2011, respectively, and he previously served as a director at RadioShack Corporation from 2003 through 2015. We believe Mr. Feehan’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience with and knowledge of our Company and our business that he has obtained through his service on our Board of Directors and as our Chief Executive Officer and President and through the other positions he has held with us over the course of the past 31 years, his knowledge of the consumer finance industry and his experience and background in finance and accounting, and his vast experience as a director of other publicly-traded companies, including his former service as the presiding outside director and Chairman of the Board of one of those companies, that has given him a strong understanding of public company corporate governance.
Daniel E. Berce, 62. Director since 2006. Mr. Berce has been President and Chief Executive Officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce served as AmeriCredit Corp.’s Chief Executive Officer from August 2005 to October 2010, President from April 2003 to October 2010 and Vice Chairman and Chief Financial Officer from November 1996 until April 2003. He served as a director at AmeriCredit Corp. from November 1990 to October 2010. Before joining AmeriCredit Corp., Mr. Berce was a partner with Coopers & Lybrand. Mr. Berce currently serves as a director at AZZ Inc. and Arlington Asset Investment Corp.

where he has served since 2000 and 2010, respectively. We believe Mr. Berce’s qualifications to sit on our Board of Directors include, among other things, his executive leadership experience, specifically his experience as a chief executive officer of a publicly-traded company, his knowledge of the consumer finance industry, his experience and background in finance and accounting and his experience as a director of multiple publicly-traded companies, all of which have given him a strong understanding of public company corporate governance and an ability to provide direction and oversight with respect to our financial reporting and business controls.
Jack R. Daugherty, 68. Director since 1983. Mr. Daugherty is our founder, and he served as Chairman of the Board of Directors from our inception until November 2015. He was also our Chief Executive Officer from our inception until his retirement in February 2000. Mr. Daugherty has been involved with the pawn industry since 1971. We believe Mr. Daugherty’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge of and experience with our Company as its founder and former Chief Executive Officer, his over 44 years of experience in the pawnshop industry, which give him unique insights into our challenges, opportunities and operations, and his leadership experience as our former Chairman and as our former Chief Executive Officer.
James H. Graves, 67. Director since 1996. Mr. Graves has served as Managing Director and Partner of Erwin, Graves & Associates, LP, a management consulting firm located in Dallas, Texas, since January 2001. Mr. Graves also served as Executive Vice President of Financial Strategy for DeviceFidelity Inc., a financial services technology company, from March 2008 through September 2012. Mr. Graves served as a director, Vice Chairman of the Board of Directors and Chief Operating Officer of Detwiler, Mitchell & Co., a Boston-based securities research firm, from June 2002 until June 2006. Prior to that, Mr. Graves held various positions, including Chief Operating Officer, with J.C. Bradford & Company, a Nashville-based securities firm. He also worked for Dean Witter Reynolds, Inc. as the head of the energy group and later as head of the industry investment banking groups in New York. Mr. Graves currently serves as a director at Hallmark Financial Services, Inc. where he has served since 1995, and he previously served as a director of Tristate Capital Holdings, Inc. from 2011 through July 2015. Mr. Graves also serves as a director of various privately-held companies, including a private equity fund and a healthcare technology company. We believe Mr. Graves’ qualifications to sit on our Board of Directors include, among other things, his executive leadership and management experience in several businesses, including businesses within the financial services industry and large corporations, his financial and accounting experience, including over 33 years of experience analyzing financial statements, and his experience and corporate governance knowledge that he has obtained as a director of both privately-held and publicly-traded companies where he has served on various committees, including Audit, Nominating and Corporate Governance and Compensation Committees.
B. D. Hunter, 86. Director since 1984. Mr. Hunter has served as a consultant to Service Corporation International, a publicly-traded company that owns and operates funeral homes and related businesses, for over five years. Mr. Hunter has also served as the President of Huntco International Inc., a consulting company, for over five years. Mr. Hunter served on the Board of Directors of several publicly-traded companies, including Service Corporation International for approximately 21 years, of which five of those years were spent as Vice Chairman, until his service as a director ceased in February 2005. We believe Mr. Hunter’s qualifications to sit on our Board of Directors include, among other things, his considerable business and leadership experience that he obtained through his various leadership roles in privately-held and publicly-traded companies, including his previous service as a Chairman, President and Chief Executive Officer of a publicly-traded company, his extensive experience and corporate governance knowledge that he has obtained as a director of various publicly-traded companies, including as our director for approximately 32 years, and his previous service on the Listed Company Advisory Committees of both the NYSE and the American Stock Exchange.
Timothy J. McKibben, 67. Director since 1996. Mr. McKibben has served as a Founding Managing Partner of Ancor Holdings, a private equity firm that acquires or recapitalizes privately-held businesses in a variety of industries, since 1994. Prior to that he served as Chairman of the Board and President of Anago Incorporated, a branded medical device company that he co-founded in 1978. Mr. McKibben currently serves as a director of various privately-held companies, and he previously served as a director of a company that was formerly traded on the Nasdaq where he served on multiple committees. We believe Mr. McKibben’s qualifications to sit on our Board of Directors include, among other things, his extensive knowledge, leadership and management experience in operations, financial analysis and acquisitions obtained through the private equity firm he founded as well as his experience as a director who has served on multiple committees of a formerly publicly-traded company.

Alfred M. Micallef, 73. Director since 1996. Mr. Micallef has served as Chairman of JMK International, Inc., a privately-held holding company of domestic and foreign businesses involved in manufacturing and distribution, movie production, book publishing, owning and operating restaurants, aviation and aircraft management, land development and ranching, since 1989. Mr. Micallef served as a director at Lone Star Technologies, Inc. from 2000 to 2007. We believe Mr. Micallef’s qualifications to sit on our Board of Directors include, among other things, his extensive business experience in leading and managing businesses that have domestic and foreign operations and his entrepreneurial and strategic skills in assessing businesses and their growth prospects.
T. Brent Stuart, 46. Director nominee. Mr. Stuart has served as the Company’s President and Chief Executive Officer since November 2015. Mr. Stuart served as the Company’s President and Chief Operating Officer from May 2015 through October 2015 and served as the Company’s Executive Vice President—Chief Operating Officer from January 2015 through April 2015. Prior to that, Mr. Stuart served as the Senior Vice President—Operations for the Company’s U.S. retail services storefront lending business from July 2010 to January 2015 and as a Regional Vice President from November 2008 to July 2010. Prior to joining the Company, Mr. Stuart held various senior leadership roles in the financial services industry, including the position of Vice President with Fremont Investment and Loan from 2006 to 2008, Senior Vice President with Nationstar Mortgage from 2004 to 2006 and Vice President with Novastar Financial, Inc. from 2002 to 2004. He also held various leadership positions with CitiFinancial from 1994 to 2002. Mr. Stuart started his career in financial services with Norwest Finance in May 1992. We believe Mr. Stuart’s qualifications to sit on our Board of Directors include, among other things, his business experience in the financial services industry, his leadership experience, and his extensive knowledge of our Company and our business.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR EACH OF THE NOMINEES.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year 2016. The Board of Directors is asking you to ratify the selection of Grant Thornton LLP for 2016.
On June 11, 2015, the Audit Committee appointed Grant Thornton LLP to serve as our independent registered public accounting firm for 2015 and dismissed PricewaterhouseCoopers LLP (“PWC”) who served as our independent registered public accounting firm for 2014. Because Grant Thornton LLP was appointed after the date of our Annual Meeting of Shareholders in 2015, we did not seek shareholder ratification of their selection in 2015.
Prior to the Company’s appointment of Grant Thornton LLP as its independent registered public accounting firm on June 11, 2015, the Company had not consulted Grant Thornton LLP on any matter relating to either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was the subject of a disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation SK).
PWC’s reports on the Company’s consolidated financial statements as of and for the fiscal years ended December 31, 2014 and December 31, 2013 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. During the Company’s fiscal years ended December 31, 2014 and December 31, 2013 and through June 11, 2015, there were no disagreements with PWC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreement, if not resolved to PWC’s satisfaction, would have caused PWC to make reference to the subject matter of the disagreement in its reports on the Company’s consolidated financial statements for such years. In addition, during the Company’s two most recent fiscal years ended December 31, 2014 and December 31, 2013 and through June 11, 2015, there were no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K.) The Company provided PWC with a copy of the Current Report on Form 8-K that it filed on June 16, 2015 (the “Current Report on Form 8-K”) prior to its filing with the SEC and requested that PWC furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of PWC’s letter, dated June 16, 2015, was filed as Exhibit 16.1 to the Current Report on Form 8-K.
Although our Bylaws do not require the ratification of our independent registered public accounting firm, our Board of Directors believes that the selection of the independent registered public accounting firm is an important matter of shareholder concern and that a proposal that shareholders ratify this selection is an opportunity for you to provide direct feedback to the Board of Directors. If you do not ratify the selection, we will consider the selection of a different firm. Even if you do ratify this selection, the Audit Committee can select a different independent registered public accounting firm, subject to ratification by the full Board of Directors, whenever it determines that such a change would be in the best interests of our Company and our shareholders.
Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016.

AUDIT AND NON-AUDIT FEES
Fees billed for professional services rendered by Grant Thornton LLP for the fiscal year ended December 31, 2015 and by PricewaterhouseCoopers LLP for the fiscal year ended December 31, 2014 were as follows:

	2015	2014	Description of Fees
Audit Fees:	$629,522	$1,493,920
Audit fees consist primarily of the audit and quarterly reviews of our consolidated financial statements and related consents and the audit of internal control over financial reporting. For 2014, audit fees also consist of assurance services related to a debt offering and the spin-off of 80% of the outstanding common stock of Enova to our shareholders in November 2014 (the “Enova Spin-off”).

Audit-Related Fees:	$—	$948,370
For 2014, audit-related fees consist of the audit and review of the financial statements of Enova in connection with the Enova Spin-off and consents in conjunction with the debt issued by Enova during 2014.

Tax Fees:	$—	$565,000
For 2014, tax fees consist of services provided in connection with the Enova Spin-off, required tax reporting in Mexico and tax-related services related to our Mexico-based pawn operations that we sold in 2014.

All Other Fees:	$6,960	$3,780	Other fees consist of amounts paid for technical publications and subscriptions.
Total:	$636,482	$3,011,070
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee must pre-approve all auditing services and permitted non-audit services that the independent registered public accounting firm is to perform for us. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm up to a maximum for any particular item of additional services of 3% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval, provided that in any particular quarter, the costs of all such items of additional services pre-approved by the Chairman may not, in the aggregate, exceed an amount greater than 5% of the aggregate approved annual budget for services to be rendered by such firm that is in effect at the time of such pre-approval. Any pre-approvals granted by the Chairman of the Audit Committee are reported to the full Audit Committee at its next regularly scheduled meeting. The Audit Committee periodically monitors the services rendered by, and actual fees paid to, the independent registered public accounting firm to ensure that the services provided are within the parameters that the Audit Committee has approved. The Audit Committee approved all of the audit and non-audit services and related fees for 2015 and 2014.

PROPOSAL 3
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
What You are Being Asked to Approve
Pursuant to SEC rules, we must provide our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers, which is commonly referred to as “say-on-pay.” We have held a non-binding shareholder advisory vote to approve executive compensation since 2011 and have received a very strong shareholder vote approving the compensation of our named executive officers each year. Our practice, which was approved by our shareholders in 2011, is to hold this non-binding vote on an annual basis.
We are asking you to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and accompanying compensation tables and related narrative discussion beginning on page 33. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.
Our Compensation Program
We believe that our named executive officer compensation program described throughout the “Compensation Discussion and Analysis” is aligned with the interests of our shareholders. Our compensation programs are designed to provide a competitive level of compensation necessary to attract, motivate and retain talented and experienced executives and reward our named executive officers for the achievement of short- and long-term strategic and operational goals and the achievement of increased total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In addition, we have implemented a number of executive compensation best practices and policies over the last few years that we believe reflect sound governance that also promote the long-term interests of our shareholders.
Resolution for Advisory Vote to Approve Executive Compensation
The Board of Directors and its committees value the opinions of our shareholders and will carefully consider the outcome of the advisory vote to approve executive compensation. Because this vote is advisory, it is not binding on the Board of Directors and/or its committees. The resolution below is required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”). We ask our shareholders to vote FOR the following resolution at the Annual Meeting:
“RESOLVED, that the compensation of our named executive officers, as disclosed in the proxy statement for our 2016 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the narrative discussion, is hereby APPROVED on an advisory basis.”
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

BOARD STRUCTURE, CORPORATE GOVERNANCE MATTERS
AND
DIRECTOR COMPENSATION
Board Size
Each member of our Board of Directors is elected annually, and currently our Board of Directors consists of seven members. If Mr. T. Brent Stuart, our President and Chief Executive Officer, is elected to our Board of Directors at the Annual Meeting, immediately following the Annual Meeting, the size of our Board of Directors will be increased to eight directors.
Committees of the Board of Directors and Meetings
Our Board of Directors has three standing committees: the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee. All members of the three standing committees are independent directors under NYSE rules. (See “Director Independence” below for further discussion of director independence.) Committee members are named below.

Audit Committee	Management Development and Compensation Committee	Nominating and Corporate Governance Committee
Daniel E. Berce (chair)	James H. Graves (chair)	Timothy J. McKibben (chair)
James H. Graves	Daniel E. Berce	B.D. Hunter
Timothy J. McKibben	B.D. Hunter	Alfred M. Micallef
In addition, during 2014, Mr. Feehan announced that he intended to retire from his position as Chief Executive Officer during 2015. Following Mr. Feehan’s announcement, our Board of Directors formed a Search Committee, which was comprised of the chairmen of each of our standing committees, and included Messrs. Graves (chair), Berce and McKibben (the “CEO Search Committee”) to identify candidates for Chief Executive Officer. Mr. Stuart was selected as our Chief Executive Officer during 2015 and began serving in such position on November 1, 2015.
Audit Committee. The Audit Committee’s function is to provide business, financial and accounting oversight at the Board level, along with advice, counsel and direction to management and our independent registered public accounting firm on the basis of information it receives from, and discussions with, management and our independent registered public accounting firm. The Audit Committee’s primary responsibilities include:

•
overseeing management’s conduct of our financial reporting process and systems of internal accounting and financial controls to assist the Board of Directors in fulfilling its oversight responsibilities relating to (i) our accounting and financial reporting processes and the integrity of our financial statements; (ii) the audits of our financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm; (iii) our compliance with legal and regulatory requirements; and (iv) the performance of our compliance and internal audit functions and internal control over financial reporting;

•	serving as an independent and objective party to monitor our financial reporting process and internal control system;

•	reviewing our financial statements, earnings releases, financial reporting and accounting policies and accounting principles with management and our independent registered public accounting firm;

•	reviewing and appraising the audit efforts of our independent registered public accounting firm;

•
providing an open avenue of communication among our independent registered public accounting firm, financial and senior management, the compliance and internal audit functions and the Board of Directors;

•	reviewing and discussing with management (i) our major financial risk exposures and the steps management has taken to monitor and control such exposures and (ii) risk assessment and risk management;

•	preparing and approving the Audit Committee Report required by the SEC to be included in our annual proxy statement; and

•	reviewing the adequacy of the Audit Committee charter on an annual basis.
The Board of Directors has determined that all members of the Audit Committee are independent under the applicable NYSE rules and SEC rules, are financially literate within the meaning of the NYSE rules and that both Mr. Berce and Mr. Graves qualify as “audit committee financial experts” within the meaning of SEC rules.

Management Development and Compensation Committee. The Management Development and Compensation Committee’s primary responsibilities include:

•	overseeing our overall executive compensation structure and practices, including providing guidance to management on significant issues affecting executive compensation philosophy or policy;

•
reviewing and approving the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and setting the Chief Executive Officer’s compensation level based on that evaluation;

•	reviewing and approving non-Chief Executive Officer executive management compensation;

•
reviewing and approving employment, separation and severance agreements and other compensatory contracts, arrangements, perquisites and payments with respect to the Chief Executive Officer and reviewing and approving, in consultation with our Chief Executive Officer, such agreements, contracts, arrangements, perquisites and payments with respect to our other executive officers;

•	overseeing and administering our incentive compensation plans and equity-based plans;

•	granting awards under our long-term incentive plan;

•	developing and overseeing our succession planning and leadership development efforts;

•
reviewing and discussing with management the Compensation Discussion and Analysis disclosure required to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC, and based on this review and discussion, determining whether to recommend to the Board that the Compensation Discussion and Analysis disclosure be included in our annual proxy statement or Annual Report on Form 10-K;

•	reviewing risks related to our compensation programs and determining whether our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•	preparing and approving an annual Management Development and Compensation Committee Report required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K; and

•	reviewing the adequacy of the Management Development and Compensation Committee charter on an annual basis.
Pursuant to its charter, the Management Development and Compensation Committee may delegate to one or more of our executive officers designated by the Management Development and Compensation Committee the authority to make grants of, among other things, options, restricted stock, restricted stock units (“RSUs”) or performance units under our equity incentive plans, to eligible individuals other than directors and executive officers, provided that the Management Development and Compensation Committee shall have fixed the exercise price or a formula for determining the exercise price for each grant, approved the vesting schedule, authorized any alternative provisions as are necessary or desirable to facilitate legal compliance or to ensure the effectiveness or tax-qualified status of the award under the laws of the United States or under the laws of countries outside the United States when grants are made to non-U.S. employees, approve the form of documentation evidencing each grant, and determine the number of shares or the basis for determining such number of shares by position, compensation level or category of personnel. Any officer to whom such authority is delegated is required to regularly report to the Management Development and Compensation Committee the grants so made.
The Board of Directors has determined that all members of the Management Development and Compensation Committee are independent under the applicable NYSE rules, including those applicable to compensation committee members. In addition, each member of the Management Development and Compensation Committee qualifies as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and as an “outside director” as defined for purposes of Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”).
See “Executive Compensation—Compensation Discussion and Analysis” for further discussion of the Management Development and Compensation Committee’s philosophy, policies and procedures and its use of compensation consultants.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s primary responsibilities include:

•	overseeing the director nomination process, including considering, reviewing and recommending to the Board of Directors qualified candidates to become directors;

•	developing and recommending corporate governance principles and practices, including determining director independence and overseeing other matters of corporate governance;

•	making recommendations to the Board of Directors regarding committee membership and for the position of Chairperson of each committee;

•	making recommendations to the Board of Directors regarding possible changes in the Board’s size or composition;

•	reviewing director compensation and making recommendations to the Board of Directors regarding possible changes in director compensation;

•	overseeing the annual self-evaluation process of the Board of Directors and each of its committees; and

•	reviewing the adequacy of the Nominating and Corporate Governance Committee charter on an annual basis.
The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are independent under the NYSE rules.
Meetings. During 2015, the Board of Directors and each of its standing committees held the following meetings and acted by unanimous written consent as follows:

•	the Board of Directors held six meetings and acted by unanimous written consent one time;

•	the Audit Committee held six meetings and acted by unanimous written consent one time;

•	the Management Development and Compensation Committee held six meetings and acted by unanimous written consent three times;

•	the Nominating and Corporate Governance Committee held four meetings; and

•	the independent members of the Board of Directors held four executive sessions.
In addition, our CEO Search Committee had several meetings and discussions during 2015.
In 2015, all directors standing for re-election attended 75% (which is the threshold for disclosure under SEC rules) or more of the meetings of the Board of Directors and the committees on which they serve. Five of our directors attended our 2015 Annual Meeting of Shareholders. While we do not have a formal policy requiring them to do so, our Corporate Governance Principles state that we expect our directors to attend our Annual Meeting of Shareholders each year.
Director Independence
As part of our Corporate Governance Principles, the Board of Directors has established a policy requiring a majority of the members of the Board of Directors to satisfy the independence requirements of the NYSE rules. In accordance with these standards and our policy, the Board of Directors affirmatively determines the independence of each director and nominee for election as a director.
A director is considered independent under the NYSE rules if our Board of Directors determines that the director does not have any direct or indirect material relationship with our Company. When considering a director’s or nominee’s independence, the Board of Directors considers all relevant facts and circumstances that could affect the director’s or nominee’s independence. The Board of Directors considers, among other things, all commercial, industrial, banking, consulting, legal, accounting, charitable or other business or familial relationships the individual or members of the individual’s family may have with us.
Based on these standards and considerations, the Board of Directors determined that Daniel R. Feehan, our Executive Chairman and former Chief Executive Officer and President, Jack R. Daugherty, our former Chairman of the Board of Directors and former Chief Executive Officer, and Mr. T. Brent Stuart, our President and Chief Executive Officer, are not independent under the NYSE rules and each of our other current directors are independent under these rules. All of our current directors and Mr. Stuart are director nominees for election at the Annual Meeting.
Director Nominations
Director Qualifications and Diversity. The full Board of Directors is responsible for selecting persons to fill vacancies on the Board of Directors and recommending candidates for election by the shareholders. The Board of Directors has delegated the process of considering candidates to the Nominating and Corporate Governance Committee who selects candidates in accordance with our Corporate Governance Principles. Candidates for election or appointment to the Board are selected for their character, judgment, business experience and acumen. Financial expertise, independence and familiarity with issues affecting our business are among the relevant criteria. Our Corporate Governance Principles also require that a majority of the Board of Directors are independent under NYSE rules.
In accordance with our Corporate Governance Principles, in assessing potential new directors the Nominating and Corporate Governance Committee considers individuals from various disciplines and diverse backgrounds so that the Board of Directors has a broad diversity of experience, professions, skills and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Board of Directors believes that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, age, national origin, sex, disability or any other basis proscribed by law. In accordance with our Corporate Governance Principles and upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors may establish additional qualifications and criteria for Board membership from time to time. In order to assure that the Board of Directors contains an effective mix of people to best further our long-term business interests, the Nominating and Corporate Governance Committee assesses the effectiveness of the guidelines with respect to the selection of director candidates in our Corporate Governance Principles by examining its mix of directors and evaluating, on an ongoing basis, all directors and director candidates based on the criteria used in selecting new directors and seeks to ensure that specific talents, skills and other characteristics that are needed to increase the Board of Director’s effectiveness are possessed by an appropriate combination of directors.
Shareholder Nominations. It is our policy to consider properly submitted recommendations for candidates to the Board of Directors from shareholders, and the Nominating and Corporate Governance Committee will evaluate any director candidates recommended by a shareholder according to the same criteria as a candidate identified by the Nominating and Corporate Governance Committee.
Any shareholder entitled to vote in the election of directors at our Annual Meeting of Shareholders may nominate persons for election as directors at such meeting. Any shareholder who intends to nominate a director at our Annual Meeting of Shareholders must notify our Corporate Secretary in writing at the address set forth at the beginning of this proxy statement of such intent in a timely manner in accordance with our Bylaws. In accordance with the advance notice provisions of our Bylaws, to be timely, director nominations must be delivered to, or mailed and received by, our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must include:

•
as to each person whom the shareholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•
as to the shareholder giving the notice: (i) the name and address, as they appear on our books, of (a) such shareholder and (b) (1) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (2) any beneficial owner of shares of our stock owned of record or beneficially by such shareholder and (3) any person controlling, controlled by or under common control with any person described in clauses (i)(b)(1) through (2) above (collectively, a “Shareholder Associated Person”); and (ii) (a) the class and number of our shares that are held of record or are beneficially owned by such shareholder and by any Shareholder Associated Person with respect to our securities and, if applicable, (b) a description of (1) any proxy, contract, arrangement, understanding or relationship pursuant to which the shareholder or any Shareholder Associated Person has a right to vote any of our securities, (2) any agreement, arrangement or understanding (including any derivative or short positions, swaps, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any Shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, the shareholder or any Shareholder Associated Person with respect to our securities, and a representation that the shareholder will notify us in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

Within such time period for providing notice, the shareholder nominee must also deliver to our Corporate Secretary, at the address set forth at the beginning of this proxy statement, a written response to a questionnaire that will be provided by our Corporate Secretary with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made and a written representation and agreement (in the form provided by our Corporate Secretary upon written request) that such person (i) is not and will not become a party to (a) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as our director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (b) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as our director, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (iii) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as our director, and will comply with, applicable law and all of our applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines.
Vote Requirement to Elect Directors
In January 2014, our Board of Directors approved an amendment to our Bylaws to change the voting standard for the election of directors in uncontested elections from a plurality to a majority of votes cast, with the vote standard in contested elections continuing to be a plurality of votes cast. Pursuant to this amendment to our Bylaws, a director nominee in an uncontested election will be elected to the Board of Directors if the director receives a majority of the votes cast, and if such director does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the Board of Directors. In connection with this amendment to our Bylaws, our Board of Directors also adopted procedures in our Corporate Governance Principles to be followed by our Board of Directors upon such director resignation. These procedures require that the Nominating and Corporate Governance Committee act, within 60 days after certification of the election results, to determine whether to recommend that the Board of Directors accept or reject the director’s resignation and to submit such recommendation for consideration by the Board of Directors. The Board of Directors is then required to promptly, and in any event within 90 days after certification of the election results, determine whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation.
The Nominating and Corporate Governance Committee and the Board of Directors may consider any factors they deem relevant in considering whether to accept or reject the director’s resignation, and the nominee in question shall not participate in the deliberations regarding the Nominating and Corporate Governance Committee’s recommendation or the Board’s determination. If more than one member of the Nominating and Corporate Governance Committee fails to receive the required vote in favor of his or her election in the same election, then the Nominating and Corporate Governance Committee will not make the above-described recommendation to the Board of Directors; instead the directors who did receive the required vote in favor of their election in such election will, within 90 days after certification of the election results, act to determine whether to accept the directors’ resignations. If a resignation is rejected, the Board of Directors may impose conditions on the director’s continued membership, recommend a plan to address the underlying reasons that caused the director not to receive the affirmative vote of a majority of the votes cast, or take some other action the Board of Directors deems appropriate and in the best interests of our Company under the circumstances. If the resignation is accepted, the Board of Directors may fill the resulting vacancy in accordance with our Bylaws. The Board of Directors will disclose its decision and, if applicable, the reasons for rejecting any tendered resignation, on Form 8-K filed with the SEC. If the whole slate of director nominees for election to the Board of Directors includes incumbent directors and all such directors are not elected by a majority of the votes cast, the directors are not required to submit a resignation and shall continue to hold office until their respective successors are elected, which shall be as soon thereafter as convenient at a special meeting of shareholders called for such purposes.
Corporate Governance
The Board of Directors has adopted:

•	a Code of Business Conduct and Ethics to govern the conduct of all of our officers, directors and employees;

•	Corporate Governance Principles that detail the functions, activities and administration of the Board of Directors and its committees; and

•	charters for the Audit Committee, the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee.
You can access the Code of Business Conduct and Ethics, Corporate Governance Principles and each of the committee charters on the “Investor Relations” section of our website at www.cashamerica.com under “Corporate Governance Documents.” You may also request printed copies from our Corporate Secretary. All of the other information contained on or accessible from our website is not incorporated by reference into this proxy statement, and you should not consider that information part of this proxy statement.
Board Leadership Structure
The roles of Chairman and Chief Executive Officer are separate positions within our Company. We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Board of Directors believes this structure is appropriate for our Company because it allows the Chief Executive Officer to focus on our strategic direction and our day-to-day leadership and performance, and we are also able to leverage the experience and perspective of the

Chairman of the Board through his guidance to the Chief Executive Officer and his management team as well as to the Board of Directors.
In addition, our Bylaws require us to have an independent presiding outside director if the Chairman of our Board is not independent. Our Corporate Governance Principles also state that the Chair of the Nominating and Corporate Governance Committee shall serve as presiding outside director if our Chairman is not independent. We believe having a presiding outside director who is an independent member of our Board provides independent leadership within our Board that strengthens its effectiveness and oversight of our business. The presiding outside director, in consultation with the Chief Executive Officer and the Chairman, sets the agenda for meetings of the Board of Directors. Additionally, the presiding outside director coordinates the activities of the non-management directors and chairs executive sessions of the non-management directors and executive sessions of the independent directors.
Mr. Feehan, our former Chief Executive Officer, serves as our Executive Chairman, and Mr. Stuart serves as our President and Chief Executive Officer. Mr. Daugherty served as Chairman of the Board for part of 2015, but Mr. Feehan began serving as Executive Chairman on November 1, 2015 when he retired from his role as our Chief Executive Officer. Mr. Feehan will serve as the Executive Chairman from November 1, 2015 through October 31, 2016 and then will serve as the non-executive Chairman from November 1, 2016 through April 30, 2020, subject to his re-election to our Board each year by our shareholders. (See “Executive Compensation—Compensation Discussion and Analysis—Executive Compensation Practices—Feehan Agreement” for additional information.) Mr. McKibben, the Chair of our Nominating and Corporate Governance Committee, serves as our independent presiding outside director because Mr. Feehan is not independent.
Risk Oversight
Management is responsible for our day-to-day enterprise risk management activities, and the Board of Directors has oversight responsibility for managing risk, focusing on the adequacy of the Company’s risk management and mitigation processes. The Board of Directors has an active role, as a whole and also at the committee level, in overseeing our risk management. The Board of Directors regularly receives reports from senior management on areas of our material risk, including our credit, liquidity, operational, compliance and legal and regulatory risks, and regularly devotes time during its meetings to review and discuss our most significant risks, management’s responses to those risks and the mitigation of those risks. The Audit Committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, and it also oversees our compliance, legal and regulatory risks. The Audit Committee oversees and discusses with management our policies and practices with respect to risk assessment and risk management. The Management Development and Compensation Committee and the Nominating and Corporate Governance Committee also discuss risk assessment and risk management practices with management. The Management Development and Compensation Committee oversees the management of risks relating to our executive and non-executive compensation plans and arrangements and succession planning, and the Nominating and Corporate Governance Committee manages risks associated with general corporate governance, such as the independence of the Board of Directors, related-party transactions and potential conflicts of interest. While each committee oversees certain risks and the management of such risks, the entire Board of Directors is regularly informed through committee reports and management presentations about such risks. In addition, the Board believes that our Chief Executive Officer, Chairman and presiding outside director provide the appropriate leadership to help ensure effective risk oversight along with the Board of Directors and its committees. See “Executive Compensation—Compensation Discussion and Analysis—Risk Considerations in Our Compensation Programs” for risk oversight and considerations in our compensation programs.
Transactions with Related Persons
Policy. Our written related person transaction policy governs the review of any transaction, or series of transactions, involving amounts greater than $60,000 in which a director, director nominee, executive officer, 5% shareholder, members of their immediate families, or any entity of which any such person or any member of their immediate family is an officer, director or 5% shareholder (each, a “related person”) has a direct or indirect material interest. The policy does not cover the following related person transactions:

•	transactions that involve amounts less than $60,000 when aggregated with similar transactions;

•
compensation arrangements for executive officers or for non-employee directors for their services as directors of our Company, provided such arrangements or services, as applicable, have been approved by our Board or one of its committees and disclosed, if required by applicable SEC rules and regulations;

•	reimbursement of business expenses incurred by a director or executive officer in connection with their duties and are submitted in accordance with the Company’s policies;

•	transactions where the rates involve competitive bids;

•	transactions involving common services, contract carriers or public utilities where rates are fixed by a governmental authority;

•	transactions involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services; and

•	transactions arising solely from the ownership of a class of equity securities of our Company and all holders of that class of securities received the same benefit on a pro rata basis.
The Nominating and Corporate Governance Committee, or another committee of the Board of Directors comprised of at least three independent directors who are not involved in the transaction, must approve, ratify or refer to the full Board of Directors related person transactions involving amounts from $60,000 to $120,000. For transactions involving amounts greater than $120,000, the Nominating and Corporate Governance Committee, or such other committee that has reviewed the transaction, will make a recommendation to the full Board of Directors concerning such related person transaction and the full Board of Directors will then ratify, approve or disapprove of such transaction. A director may not participate in the review or approval of any transaction involving himself or any of his affiliates or family members. In addition, if shareholder approval is required under the NYSE rules, our articles of incorporation or applicable law for any related person transaction, our related person transaction policy requires us to seek shareholder approval for such transaction.
If it is impractical or undesirable to wait until a committee or Board of Directors meeting to consummate a related person transaction involving $120,000 or less, the Nominating and Corporate Governance Committee chair may review and approve the transaction pursuant to the criteria set forth in the related person transaction policy. Another Nominating and Corporate Governance Committee member may review and approve the transaction if the chair is unavailable or if the chair, a family member or an affiliate of the chair is a party to the transaction. Such approval shall be reported to the Board of Directors at its next regularly scheduled meeting.
In evaluating a related person transaction, the Board of Directors, applicable committee or director shall consider all relevant facts and circumstances, including without limitation the following factors: (i) whether the transaction is fair and reasonable to us or any applicable subsidiary and reflects terms and conditions that would apply if the transaction did not involve a related party; (ii) the business reasons for us to enter into the transaction; (iii) whether the transaction would impair the independence of an independent director; and (iv) whether the transaction would present an improper conflict of interest for any of our directors or executive officers. We are not required to obtain a fairness opinion or other third-party support or advice regarding the transaction’s fairness, but the Board of Directors or committee or director reviewing the transaction has the discretion to do so. A related person transaction must also comply with our Code of Business Conduct and Ethics and any other applicable policy. In making such determination, we will not approve a related party transaction unless it is determined that the transaction is in, or consistent with, the best interests of our Company and our shareholders.
We may employ a member of an executive officer’s or director’s immediate family, if such employment is in the ordinary course of business and is consistent with the employment, compensation and termination policies and practices applicable to our other similarly situated employees. We must notify the Nominating and Corporate Governance Committee of such employment within a reasonable period after such person commences employment.
Transactions. During 2015, we did not participate in any transactions involving amounts exceeding $120,000 and in which any director, nominee for election as director, executive officer, beneficial owner of more than 5% of our voting stock, or members of their immediate families or their affiliates had a direct or indirect material interest.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires that each of our executive officers and directors file reports of ownership and changes of ownership with the SEC. Based solely upon our review of the copies of such reports and written representations from each of our directors and executive officers that we have received, we believe that all of our executive officers and directors complied with these filing requirements in 2015.
Procedure for Contacting Directors
You may communicate with the Board of Directors or with a specific director at any time by writing to the Board of Directors or that director at our address, 1600 West 7th Street, Fort Worth, Texas 76102, c/o the Corporate Secretary. We will forward all such messages that we receive and any other message that reasonably appears to be about a matter of shareholder interest and is intended for communication to the Board of Directors. We will send communications to the director to whom they are addressed as soon as practicable. We will forward messages addressed to the entire Board of Directors or to the non-management directors to the Chairman of the Nominating and Corporate Governance Committee. Because there are other appropriate avenues of communication, we will not forward messages addressed to the Board of Directors or to any director regarding matters that are not of shareholder interest, such as general business complaints or employee grievances. Our Corporate Secretary has the discretion to forward these communications to appropriate persons.
Director Compensation
It is our policy that our directors be fairly compensated for their work required for an organization of our size and scope, that their compensation should align their interests with the long-term interests of our shareholders and that the structure of their compensation should be simple, transparent and easy for shareholders to understand. The Nominating and Corporate Governance Committee annually reviews the compensation of our directors and advises the Board of possible changes in director compensation where necessary. The compensation of our directors has not increased since 2010.
During 2015, each Board member, excluding Mr. Feehan, received the following:

•	$8,750 quarterly retainer;

•	$2,000 for each Board meeting attended; and

•	RSU grants with a market value of approximately $80,000.
During 2015, each committee member received the following:

•	$1,250 for each committee meeting attended;

•	Chair of the Audit Committee received an additional quarterly retainer of $1,625;

•	Chairs of the Management Development and Compensation Committee and the Nominating and Corporate Governance Committee each received additional quarterly retainers of $1,250; and

•	Chair of the CEO Search Committee received $5,000 and the other CEO Search Committee members received $4,000.
The table below sets forth our director compensation in 2015 for all of our directors, except Mr. Feehan. See the Summary Compensation Table for a discussion of amounts paid to Mr. Feehan during 2015. In addition to the information shown below, we reimburse our directors for reasonable out-of-pocket expenses incurred in connection with their service as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)		Total ($)
Daniel E. Berce	$70,500	$80,003	$288		$150,791
Chairman of the Audit Committee
Jack R. Daugherty	$47,000	$80,003	$27,979	(4)	$154,982
James H. Graves	$72,000	$80,003	$288		$152,291
Chairman of the Management Development and Compensation Committee and Chairman of the CEO Search Committee
B. D. Hunter	$59,500	$80,003	$288		$139,791
Timothy J. McKibben	$60,750	$80,003	$288		$141,041
Chairman of the Nominating and Corporate Governance Committee
Alfred M. Micallef	$52,000	$80,003	$288		$132,291

(1)
The amounts shown represent the grant date fair value in compliance with Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”). In accordance with ASC 718, the amounts in this column were calculated by multiplying the closing price of CSH Stock on the last trading date before the grant date, which was $27.75 per share.

(2)
On May 21, 2015, we granted 2,883 RSUs under the Cash America International, Inc. 2014 Long-Term Incentive Plan (the “2014 LTIP”) to each director, except Mr. Feehan. The number of RSUs was determined by dividing $80,000 by the closing price of CSH Stock on the day before the grant date, which was $27.75. The RSUs vest in substantially equal 1/12th increments on each of the following vesting dates as long as the director serves continuously on the Board of Directors through the applicable vesting date: May 31, 2015, June 30, 2015, July 31, 2015, August 31, 2015, September 30, 2015, October 31, 2015, November 30, 2015, December 31, 2015, January 31, 2016, February 29, 2016, March 31, 2016 and the earlier of (a) April 30, 2016 or (b) the day immediately preceding the date of our Annual Meeting. In addition, all unvested RSUs granted in 2015 will automatically vest if we have a change-in-control prior to the termination of the director’s service on our Board of Directors. Each vested RSU entitles the director to receive one share of CSH Stock shortly after June 21, 2016 unless the director has elected to defer receipt of the shares of CSH Stock. As of December 31, 2015, 961 RSUs under each director’s 2015 RSU grant were unvested. All previous RSU grants that were made to our directors are vested.

(3)
Includes dividend equivalents that are equal to the dividends that our shareholders were paid during 2015 after the date the RSUs were granted, and these dividend equivalents are payable in cash when the shares of CSH Stock are issued following vesting. RSUs awarded prior to 2015 did not include dividend equivalents. No perquisites or personal benefits exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits.

(4)	Mr. Daugherty received compensation, health care benefits and insurance premiums in the amount of $27,691.

AUDIT COMMITTEE REPORT

Management is responsible for our system of internal controls over financial reporting and for preparing our financial statements. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes. The Audit Committee also selects the Company’s independent registered public accounting firm.
During 2015, the Audit Committee met regularly and held many discussions with management, the independent registered public accounting firm and our internal auditors. During these meetings and in meetings concerning our Annual Report on Form 10K for the year ended December 31, 2015 the Audit Committee has:

•
reviewed and discussed our consolidated audited financial statements (“Consolidated Audited Financial Statements”) included in our Annual Report on Form 10‑K for the year ended December 31, 2015 with management and our independent registered public accounting firm;

•	discussed with our independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board; and

•
received the written disclosures and the letter from our independent registered public accounting firm that are required by the applicable requirements of the Public Company Accounting Oversight Board regarding our independent accountant’s communications with the Audit Committee concerning independence, and discussed the independence of our independent registered public accounting firm with such firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in the Annual Report on Form 10‑K for the fiscal year ended December 31, 2015 for filing with the SEC.
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
MEMBERS OF THE AUDIT COMMITTEE
Daniel E. Berce, Chairman
James H. Graves
Timothy J. McKibben

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CSH Stock is our only outstanding class of equity securities.
Securities Owned by Principal Shareholders
The following table sets forth information regarding the number and percentage of shares of CSH Stock held by all persons and entities known by us to beneficially own 5% or more of CSH Stock. The information regarding beneficial ownership of CSH Stock by the entity identified below is included in reliance on a report filed by the entity with the SEC, except that the percentage is based upon our calculations made in reliance upon the number of shares reported to be beneficially owned by the entity in such report and the number of shares of CSH Stock issued and outstanding on March 22, 2016, which was 24,256,110.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Blackrock Inc. 55 East 52nd Street New York, NY 10055	2,606,199	(1)	10.7%
Dimensional Fund Advisors LP Building One 6300 Bee Cave Road Austin, TX 78746	2,167,696	(2)	8.9%
EARNEST Partners, LLC 1180 Peachtree St. NE, Suite 2300 Atlanta, GA 30309	1,930,746	(3)	8.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,926,182	(4)	7.9%
Fiduciary Management, Inc. 100 East Wisconsin Avenue, Suite 2200 Milwaukee, WI 53202	1,848,948	(5)	7.6%
Brown Advisory Incorporated Brown Advisory, LLC Brown Investment Advisory & Trust Company 901 South Bond Street, Suite 400 Baltimore, MD 21231	1,283,848	(6)	5.3%

(1)
According to a Schedule 13G/A filed with the SEC on January 8, 2016, Blackrock, Inc. has sole voting power with respect to 2,536,725 shares of CSH Stock and has the sole right to dispose of all 2,606,199 shares of CSH Stock.

(2)
According to a Schedule 13G/A filed with the SEC on February 9, 2016, Dimensional Fund Advisors LP has sole voting power with respect to 2,076,690 shares of CSH Stock and has the sole right to dispose of all 2,167,696 shares of CSH Stock.

(3)
According to a Schedule 13G/A filed with the SEC on February 16, 2016, EARNEST Partners, LLC has sole voting power with respect to 703,762 shares of CSH Stock, shared voting power with respect to 294,754 shares of CSH Stock and has the sole right to dispose of all 1,930,746 shares of CSH Stock.

(4)
According to a Schedule 13G/A filed with the SEC on February 10, 2016, The Vanguard Group has sole voting power with respect to 33,170 shares of CSH Stock, shared voting power with respect to 3,700 shares of CSH Stock, the sole right to dispose of 1,891,012 shares of CSH Stock and a shared right to dispose of 35,170 shares of CSH Stock.

(5)
According to a Schedule 13G filed with the SEC on February 16, 2016, Fiduciary Management, Inc. has sole voting power with respect to 1,567,923 shares of CSH Stock and has the sole right to dispose of all 1,848,948 shares of CSH Stock.

(6)
According to a Schedule 13G/A filed with the SEC on March 10, 2016 by Brown Advisory Incorporated (“BA, Inc.”), Brown Advisory, LLC (“BA, LLC”) and Brown Investment Advisory & Trust Company (“BIATC”), BA, Inc., BA, LLC and BIATC beneficially own 1,283,848 shares of CSH Stock over which each has: (a) sole voting power with respect to the following shares of CSH Stock: BA, Inc. - 1,270,813, BA LLC - 1,244,829, BIATC - 25,984; and (b) shared right to dispose of the following shares of CSH Stock: BA, Inc. - 1,283,848, BA, LLC - 1,252,974, BIATC- 30,874. According to the Schedule 13G/A, BA, Inc. is the parent holding company in accordance with 240.13d-1(b)(1)(ii)(G); BA, LLC is an investment advisor in accordance with 240.13d-1(b)(1)(ii)(E); and BIATC is a bank as defined in Section 3(a)(6) of the Exchange Act.

Securities Owned by Officers and Directors
We encourage our directors, officers and employees to own CSH Stock in order to align their interests with our shareholders and have adopted stock ownership guidelines that require certain stock ownership by our executive officers and directors. See “Executive Compensation—Compensation Discussion and Analysis—2015 Compensation—Retirement and Other Policies and Practices Related to Our Executive Compensation Program—Equity Ownership” for additional information about our stock ownership guidelines.
The following table sets forth information about the beneficial ownership of outstanding CSH Stock as of March 22, 2016 by our directors, our named executive officers whose compensation is disclosed under “Executive Compensation” in this proxy statement and all of our directors and executive officers as a group. The ownership percentage is based on the number of shares of CSH Stock issued and outstanding on March 22, 2016, which was 24,256,110.

	Shares Beneficially Owned
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Class(2)
Daniel E. Berce	22,948		*
Jack R. Daugherty	30,251		*
Daniel R. Feehan	341,556	(4)	1.4%
James H. Graves	45,063	(5)	*
B.D. Hunter	51,954	(6)	*
Timothy J. McKibben	19,858		*
Alfred M. Micallef	19,858		*
Thomas A. Bessant, Jr.	55,010	(7)	*
Clint Jaynes	8,327		*
J. Curtis Linscott	55,912		*
Victor L. Pepe	10,160		*
T. Brent Stuart	14,730		*
All directors and executive officers as a group (12 persons)	675,627	(8)	2.8%

*	Indicates ownership of less than 1.0% of CSH Stock.

(1)
Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, each of the persons named has sole voting and investment power with respect to the shares reported.

(2)
Includes (a) unvested RSUs scheduled to vest within 60 days following March 22, 2016, and (b) deferred vested RSUs that could become deliverable to the following officers or directors within 60 days following March 22, 2016, due to the termination of their employment or Board service or upon death, as applicable:

Name	Shares Issuable within Sixty Days for Unvested RSUs that may Vest and Vested Deferred RSUs
Mr. Berce	10,955
Mr. Daugherty	22,122
Mr. Feehan	189,589
Mr. Graves	15,544
Mr. Hunter	15,544
Mr. McKibben	15,544
Mr. Micallef	15,544
Mr. Bessant	9,843
Mr. Linscott	163
Mr. Pepe	2,445
Mr. Stuart	1,596

(3)	The payout of certain amounts shown may be subject to delay pursuant to Section 409A (“Section 409A”) of the Code. Any such delay has not been considered for the purposes of this table.

(4)	Includes 56,628 shares held in an irrevocable trust of which Mr. Feehan is the sole trustee.

(5)
Certain of our directors have deferred some of their director fees to be paid in the form of CSH Stock upon separation from service as a director or until a later date that may be specified by the director, and these are referred to as “Director Deferred Shares.” Includes 22,526 Director Deferred Shares that could become deliverable to Mr. Graves.

(6)	Includes 15,000 shares held by a corporation that Mr. Hunter controls. Mr. Hunter disclaims beneficial ownership of such shares. Also includes 9,417 Director Deferred Shares.

(7)	Includes 393 shares owned by Mr. Bessant’s spouse.

(8)
Includes shares held by all of our directors and all executive officers employed by us as of March 22, 2016. This amount includes 298,889 shares that directors and executive officers have the right to acquire within 60 days following March 22, 2016.

EXECUTIVE COMPENSATION
Executive Summary
Our goal for our executive compensation program is to attract, motivate and retain high quality executives who will provide leadership for our success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and is aligned with our shareholders’ long-term interests. We believe in pay for performance, as further detailed throughout our “Compensation Discussion and Analysis.” We believe that our named executive officers’ compensation illustrates our pay for performance culture because a significant portion of the compensation of our named executive officers is tied to short- and long-term incentive compensation that is based on our performance or the performance of our stock. The Management Development and Compensation Committee oversees our executive compensation program and determines the compensation for our named executive officers.
Our Named Executive Officers
Our “named executive officers” included in our Summary Compensation Table are set forth below. In addition, we refer to Messrs. Stuart, Bessant, Linscott, Pepe and Jaynes as our “executive officers” because Mr. Feehan no longer serves as one of our executive officers. After he retired from serving as our Chief Executive Officer on October 31, 2015, Mr. Feehan became our Executive Chairman, which is a non-officer advisory role.

•
T. Brent Stuart, our President and Chief Executive Officer, has been employed by us since November 2008 and has served as our President and Chief Executive Officer since November 1, 2015. Prior to that, Mr. Stuart served as President and Chief Operating Officer from May 2015 through October 2015, Executive Vice President—Chief Operating Officer from January 2015 through April 2015, Senior Vice President—Operations for the Company’s U.S. retail services storefront lending business from July 2010 through January 2015 and Regional Vice President from November 2008 through July 2010. Prior to joining our Company, Mr. Stuart held various senior leadership roles in the financial services industry. As our Chief Executive Officer, Mr. Stuart oversees all of the activities of our Company.

•
Thomas A. Bessant, Jr., our Executive Vice President—Chief Financial Officer, has been employed by us since 1993 and has served as our Chief Financial Officer since July 1997. As our Chief Financial Officer, Mr. Bessant oversees a variety of Company functions, such as accounting, treasury, tax, investor relations, real estate and construction, collections and our jewelry center.

•
Clint D. Jaynes, became one of our executive officers in November 2015 and serves in the role of Executive Vice President—Chief Human Resources Officer.  Mr. Jaynes has been employed by us since May 2006 and has held the positions of Senior Vice President—Human Resources from February 2009 through October 2015 and Vice President—Field Human Resources with the Company from May 2006 through January 2009. Mr. Jaynes oversees our human resources, compensation and benefits, training, recruiting, loss prevention, corporate communications and public relations departments.

•
J. Curtis Linscott, our Executive Vice President, General Counsel & Secretary, has been employed by us since 1995 and has served in his current role since May 2006. Mr. Linscott oversees the legal, compliance and internal audit functions of our Company.

•
Victor L. Pepe, our Executive Vice President—Chief Marketing and Technology Officer, has been employed by us since April 2014 and has served in his current role since August 2015. During 2015, Mr. Pepe, who previously served as the Company’s Executive Vice President—Chief Information Officer, took on expanded responsibilities to oversee the Company’s marketing activities in addition to our information technology systems.

•
Daniel R. Feehan, our former Chief Executive Officer, retired from this position on October 31, 2015 and now serves as our Executive Chairman. Mr. Feehan has been employed by us since 1988 and served as our President and Chief Executive Officer from February 2000 through May 1, 2015 when he ceased serving in his role as President. Mr. Feehan continued serving as our Chief Executive Officer from May 1, 2015 until he retired from that position on October 31, 2015. Mr. Feehan has served as one of our directors since 1984, and he has served as our Executive Chairman since November 1, 2015. We entered into an employment agreement during 2015 with Mr. Feehan, pursuant to which he has agreed to serve in a non-officer advisory role as our Executive Chairman from November 1, 2015 through October 31, 2016 and then will serve as the non-executive Chairman of the Board from November 1, 2016 through April 30, 2020, subject to his re-election to our Board each year by our shareholders.

We refer you to our Annual Report on Form 10-K for 2015 for additional information regarding our executive officers.

Highlights of Our 2015 Named Executive Officer Compensation Program

Compensation Component	Is it Performance- Based?	If Performance- Based, was the Performance Achieved and Payment Made?	Noteworthy Information for 2015
2015 Base Salary
Salary	No	N/A
Minimal base salary increases during 2015 for executive officers who were also executive officers in 2014. Our named executive officers who were also executive officers during 2014 received 3% base salary increases in January 2015 (and they also received the same 3% base salary increases in January 2014). Mr. Feehan did not receive a base salary increase in January 2015 because he had previously announced his intention to retire as our Chief Executive Officer during 2015.

Salaries for those who became executive officers, were promoted or had expanded roles increased in connection with such changes in their positions. Messrs. Stuart and Jaynes were promoted during 2015, and Mr. Pepe assumed additional responsibilities. In connection with such changes, each executive officer received salary increases that we believe are competitive in the market where we compete for executive leadership talent.

2015 Short-Term Compensation
Short-Term Incentive Awards and Bonus	Yes	Yes
No increase in target short-term incentives as a percentage of base salary during 2015. Our named executive officers who were also executive officers during 2014 did not receive increases in their targeted short-term incentive (“short-term incentive” or “STI”) compensation as a percentage of their base salary for 2015.

STI payments were prorated for named executive officers who changed positions during the year. Messrs. Stuart and Jaynes were both promoted during 2015, and the STI payment they received was prorated for the period of time they served in each position they held during 2015. In addition, Mr. Feehan's STI payment in 2015 was prorated for the ten months he served as our Chief Executive Officer.

2015 STI payments were based on our earnings performance. Our 2015 STI payments were based on the extent to which we met or exceeded the earnings target set forth in the 2015 STI plan, which was based on our consolidated earnings before taxes ("EBT").

STI Payout was 200% of target because we exceeded the target financial performance required for payment. In 2015, we exceeded the earnings target required for payment of the target STI award amounts for our named executive officers. The maximum amount that could be paid to our named executive officers under the 2015 STI plan was 200% of their target award, and we exceeded the earnings target for the 2015 STI plan to the extent that they each received a payment that was 200% of their respective target STI award amounts for 2015.

Discretionary Bonus. Our Executive Vice President—Chief Marketing and Technology Officer was the only named executive officer who received a discretionary bonus for 2015, which was equal to approximately 2% of his salary and was awarded based on his expanded responsibilities during 2015.

Compensation Component	Is it Performance- Based?	If Performance- Based, was the Performance Achieved and Payment Made?	Noteworthy Information for 2015
Long-Term Incentive Compensation
Long-Term Incentive Awards Made in 2015
2015 Time-Based RSUs	No	N/A
The annual RSU grant that was made to our executive officers in 2015 consisted only of time-based RSUs that vest over a four-year period. Typically a portion of our annual RSU grants for named executive officers have been performance-based and require certain financial growth of our Company over a three-year period in order to vest. Due to the transformational nature of our Company following significant changes that occurred during the last half of 2014, in January 2015 (when the annual RSU grants were made), performance-based RSUs were not utilized because the Management Development and Compensation Committee decided to wait until the Company had a chance to completely absorb the impact of these significant changes before granting performance-based RSUs in order to ensure that the appropriate metrics and targets could be determined. In 2016, our Management Development and Compensation Committee returned to utilizing performance-based RSUs along with time-based RSUs for the annual RSU grants to executive officers.

Mr. Feehan received an RSU grant after he agreed to serve as the Chairman of our Board through 2020. Mr. Feehan did not receive an annual grant of RSUs in January 2015; however, when he agreed to serve as the Chairman of our Board through 2020, subject each year to his election to the Board by our shareholders, he received a time-based RSU grant that vests over the five-year period of his employment agreement.

Long-Term Incentive Awards Made Prior to 2015
2012 and 2013 Performance-Based RSUs	Yes	No
All of the performance-based RSUs that were eligible to vest and be paid on January 1, 2015 and January 1, 2016 were forfeited because the required performance was not achieved. All of the performance-based RSUs that were granted to our named executive officers in 2012 and 2013 and became eligible to vest on January 1, 2015 and January 1, 2016, respectively, were forfeited. These performance-based RSUs required a certain compounded annual growth rate in our Earnings Per Share ("EPS") over the three-year periods ending December 31, 2014 and December 31, 2015, respectively, in order for any of the RSUs to vest, and because the required growth in our EPS was not achieved, all of the performance-based RSUs for both of these RSU grants were forfeited.

See the “Compensation Discussion and Analysis” for more detailed information regarding our compensation practices and philosophy.
Chief Executive Officer Transition During 2015
During 2015, Daniel R. Feehan, who had served as our Chief Executive Officer since 2000, retired from his position as Chief Executive Officer and became our Executive Chairman. Mr. T. Brent Stuart began serving as Chief Executive Officer on November 1, 2015 when Mr. Feehan retired. Because 2015 was a transitional year for the role of our Chief Executive Officer, our Chief Executive Officer compensation practices deviated from previous years. A few noteworthy items with respect to our Chief Executive Officer compensation are as follows:

•	Mr. Stuart: The primary components of Mr. Stuart’s compensation for 2015 included base salary, an STI award and time-based RSUs:

◦
When Mr. Stuart began serving as Chief Executive Officer in November 2015, his base salary increased 10% from the salary he was receiving as our President and Chief Operating Officer and was set at $550,000.

◦
Mr. Stuart’s target STI award as a percentage of base salary also increased to 100% of his base salary when he became Chief Executive Officer pursuant to the terms of our 2015 STI plan, but the actual STI amount paid to Mr. Stuart for 2015 was prorated and based on the different positions he held during 2015 and the amount of time he held each position.

◦
Mr. Stuart received an annual grant of 19,840 time-based RSUs in January 2015, which was based on his position and salary in January 2015 when he was serving as our Executive Vice President—Chief Operating Officer. This RSU grant had a grant date fair value, as determined in accordance with ASC 718, of $420,410, and was equal to approximately 121.25% of Mr. Stuart’s base salary in his position of Executive Vice President—Chief Operating Officer. Mr. Stuart did not receive an additional grant of RSUs when he was appointed Chief Executive Officer.

◦	We did not enter into an employment agreement with Mr. Stuart when he became our Chief Executive Officer.

•	Mr. Feehan:

◦	In January 2015, Mr. Feehan did not receive an increase in base salary and did not receive an annual grant of RSUs because he had previously announced that he planned to retire during 2015.

◦	Mr. Feehan received a prorated STI payment for 2015, and the prorated amount he received was based on the ten months he served as our Chief Executive Officer.

◦
In April 2015, we entered into an employment agreement with Mr. Feehan pursuant to which he agreed to serve as the Chairman of our Board for five years, subject to his election to the Board by our shareholders each year, and received a grant of time-based RSUs valued at $1.5 million that vests over the five-year period covered by his employment agreement.

◦
When Mr. Feehan retired as Chief Executive Officer and became our Executive Chairman, his salary decreased from $875,500 to $500,000. His base salary will further decrease to $250,000 when he becomes the non-Executive Chairman of the Board in November 2016.

◦
During the term of the Feehan Agreement, Mr. Feehan will receive a salary but will not receive STI awards. In addition, Mr. Feehan will be eligible to receive the same annual RSU grants that our directors receive each year, but he will not receive the annual retainer or meeting fees that our other directors receive. See “Compensation Discussion and Analysis—Executive Compensation Practices—Feehan Agreement” for additional information.

•
2016 Chief Executive Officer Compensation: In 2016, the Management Development and Compensation Committee returned to its normal practices with respect to our Chief Executive Officer’s compensation, such that a majority of Mr. Stuart’s target direct compensation for 2016 is performance-based, equity-based or both. We believe that the heavy weighting of our Chief Executive Officer’s compensation with performance- and equity-based compensation aligns our Chief Executive Officer’s interests with those of our shareholders. Mr. Stuart’s 2016 compensation package, which was determined by our Management Development and Compensation Committee in January 2016, consists of:

◦	base salary of $550,000 (which did not increase from his base salary amount that was determined in 2015 when he became our Chief Executive Officer);

◦	a potential STI award that could be paid based on our financial performance and will equal 100% of base salary if paid at target (and is capped at 200% of base salary);

◦
a long-term RSU grant equal to 150% of base salary if paid at target that consists of equal portions of (a) time-based RSUs that vest over a four-year period and (b) performance-based RSUs that may vest based on our achievement of certain specified levels of improvement in our operating income over a three-year period; and

◦	certain benefits and perquisites that are similar to those described in the “All Other Compensation” column of the 2015 Summary Compensation Table.

Financial and Business Highlights of 2015
In 2015, we continued our strategy to improve marginal profitability through our focus on pawn lending while returning value to our shareholders, as evidenced by the following:

•	Increased Net Income:

◦
Net income from continuing operations for 2015 of $27.6 million increased $38.0 million compared to a net loss from continuing operations of $10.4 million in 2014, as the Company enhanced its focus on pawn lending, deemphasized short-term consumer lending activities and reduced expenses.

◦
Our 2015 adjusted net income from continuing operations, a non-GAAP measure, of $27.4 million increased $12.0 million compared to our 2014 adjusted net income from continuing operations, a non-GAAP measure, of $15.4 million. Our 2015 adjusted net income from continuing operations excludes net after-tax gains of $0.2 million, which consists of a gain on the disposition of equity securities, partially offset by reorganization expenses and a loss from the early extinguishment of debt. Our 2014 adjusted net income from continuing operations adds back after-tax expense items of $25.8 million related to a loss from the early extinguishment of debt, losses resulting from the sale of our Mexico and Colorado pawn lending locations, reorganization costs and certain charges incurred in 2014 related to a 2013 litigation settlement.

•
Strategic Expense Reductions in 2015. Consolidated operations and administration expenses decreased $35.6 million, or 7.2%, in 2015 compared to 2014. This decrease in expenses helped us to achieve increased net income from continuing operations for 2015 compared to 2014 even though our 2015 total revenue and net revenue decreased compared to 2014.

•
Deemphasized Short-Term Consumer Lending Activities. In 2015, we continued our strategy to enhance focus on pawn lending and reduce our short-term consumer lending operations, and we closed or sold 39 locations. The closed or sold locations included 29 locations that offered consumer loans as their primary product and ten less-profitable, pawn-lending-only locations. In addition, the Company eliminated the short-term consumer loan product in eight of its pawn lending locations during the year ended December 31, 2015.

•
Investment in our Company through Share Repurchases. In 2015, we increased our share repurchase activity and repurchased a total of 4,015,866 shares of CSH Stock in open market transactions under board authorizations for a total investment in our Company of $103.9 million, including commissions.

•
Increased Cash Dividend to Shareholders. In January 2015, our Board of Directors increased our quarterly cash dividend to $0.05 per share (or $0.20 per share on an annual basis), which represented a 43% increase compared to our previous quarterly dividend of $0.035 per share (or $0.14 per share on an annual basis) paid each quarter since the first quarter of 2007. In addition, in January 2016, our Board of Directors further increased our quarterly cash dividend to $0.08 per share (or $0.32 per share on an annual basis), which represented a 60% increase from the dividend paid each quarter during 2015.

•
Moderate Increase in Debt Levels. In 2014, we repaid a significant portion of our outstanding debt, and during 2015, we managed to execute our capital strategy with only a moderate increase in debt levels. Our outstanding debt at December 31, 2015 was $211.6 million compared to $196.5 million at December 31, 2014 and included our outstanding 5.75% senior unsecured notes due 2018 and borrowings under our line of credit.

During 2015, our Board of Directors recognized the leadership talent in our Company by promoting from within and expanding executive leadership roles. During 2015, we experienced the following leadership changes:

•
New Chief Executive Officer. Mr. Stuart, who has been with our Company since 2008 and has worked in the financial services industry for almost 25 years, became our Chief Executive Officer in November 2015 when Mr. Feehan, who had served as our Chief Executive Officer since 2000, retired from that position. During 2015, Mr. Stuart was promoted to the position of Executive Vice President—Chief Operating Officer in January 2015, to President and Chief Operating Officer in May 2015 and then to President and Chief Executive Officer in November 2015.

•
Additional Promotions and Expansion of Leadership Roles. During 2015, Mr. Pepe, who previously served as our Executive Vice President—Chief Information Officer, took on expanded responsibilities to oversee our marketing activities in addition to our information technology systems and was named Executive Vice President—Chief Marketing and Technology Officer. In addition, Mr. Jaynes, who has been with our Company since 2006 and has worked in human resources for over 25 years, was also promoted during 2015 when he was appointed to the position of Executive Vice President—Chief Human Resources Officer.

Our financial results discussed above refer to our continuing operations and exclude the financial results of Enova, which were reclassified to discontinued operations as a result of the Enova Spin-off in November 2014. We refer you to our Annual Report on Form 10-K for 2015 for additional information regarding our 2015 and 2014 financial results, including information about the income and expense items for 2015 and 2014 that were used to calculate the non-GAAP measures discussed above. Management believes that the adjustments to net income noted above for certain income and expense items in 2015 and 2014 are useful to investors in order to allow them to compare the Company’s financial results during the periods shown without the effect of these income and expense items to allow for an easier comparison of the periods presented.
Executive Compensation Best Practices
Below is a summary of our compensation practices that we believe drive performance and align with the interests of our shareholders:

What we do:	What we don’t do:
✓    Pay for Performance: We tie pay to performance, and a portion of our named executive officer compensation is at-risk performance-based compensation that is tied to our performance. This helps to align our executive compensation with the interests of our shareholders.
✓    Annual Say on Pay Vote: We hold an advisory vote on executive compensation annually and take the results of that vote into account when setting and reviewing our compensation practices and policies. We have had very positive results from our advisory vote on executive compensation each year the vote has been held.
✓    Clawback Provisions: Our compensation plans, equity award agreements, Executive Change-in-Control Severance Agreements and our Employment Agreement with our Executive Chairman all contain clawback provisions that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.
✓    Double Trigger Change-in-Control: Following a change-in control, our executive officers would only be entitled to severance benefits (with the exception of equity award vesting) under our Executive Change-in-Control Severance Agreements if their employment is terminated without cause or if they terminate employment with us for good reason within 24 months of the change-in-control.
✓    Stock Ownership Guidelines: We have stock ownership guidelines that require stock ownership that is six times the annual base salary for our Chief Executive Officer, three times the annual base salaries for the other named executive officers and five times the annual retainer or salary, as applicable, for our directors.
✓    Risk Management: We perform regular risk management assessments for our compensation and benefit programs related to executive and non-executive compensation practices in order to ensure that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

×    Employment Agreements: We only have one outstanding employment agreement, and it is with our Executive Chairman. The employment agreement with our Executive Chairman does not have any special payments that are triggered by a change-in-control.
×    Tax Gross-up Provisions for Change-In-Control: We do not have tax gross-up provisions that would allow for a gross-up payment for excise and other taxes that could become payable as a result of payments made in connection with a change-in-control.
×    Pledging and Hedging: Our Insider Trading Policy does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee. We encourage holding our stock over the long-term for investment purposes, as demonstrated by our Stock Ownership Guidelines.
×    Share Recycling: The 2014 LTIP does not permit share recycling. This means that any shares that are forfeited, used as payment for an award, withheld for taxes, not issued because an award terminates or are not purchased under an award will not be available for future awards.

Compensation Discussion and Analysis
Overview of Compensation Program
The Management Development and Compensation Committee oversees our executive compensation policies and practices and seeks to ensure that our named executive officers’ total compensation is fair, reasonable and competitive. For more information about the Management Development and Compensation Committee and its authority and responsibilities, see “Board Structure, Corporate Governance Matters and Director Compensation—Committees of the Board of Directors and Meetings—Management Development and Compensation Committee” in this proxy statement.
We and the Management Development and Compensation Committee follow an executive compensation policy that sets out our compensation philosophy and objectives. The policy was originally adopted by the Management Development and Compensation Committee in 2003 and was updated in 2012.
Compensation Philosophy and Objectives
We believe that compensation should be performance-based and competitive in the market and industries where we compete for talent. We also believe that we should provide our executives with compensation that is closely linked to our shareholders’ financial interests and that reflects each executive’s contribution to enhancing the value of our shareholders’ investment in us. In addition, we believe in pay for performance and discouraging excessive risk taking by our named executive officers.
Our compensation objectives are:

•	Attracting, motivating and retaining the highest quality executives;

•	Reinforcing our business strategies, corporate culture and management process;

•	Compensating for results, while aligning executive short- and long-term interests with those of our shareholders;

•	Providing a disciplined and flexible administration that is easily communicated and understood and that encourages consistent expectations across the organization;

•	Establishing competitive base salary ranges with midpoints at the 50th percentile of our competitive group;

•	Targeting competitive short-term incentives at the 50th percentile of our competitive group and paid at the 75th percentile for outstanding performance;

•
Encouraging stock ownership and targeting competitive long-term incentives for executives at the 50th percentile of our competitive group and paid at the 75th percentile for outstanding performance; and

•	Encouraging the appropriate amount of risk to be taken by our officers and employees to achieve sustained long-term growth while discouraging short-term high risk activities.
Executive Compensation Practices
The principal elements of our executive compensation are:

•	Base salary;

•	Short-term incentive compensation paid in cash;

•	Long-term incentive compensation awards that are equity-based and can be time-based or based on our performance or the performance of our stock;

•	Retirement plans;

•	Health insurance and other benefits also available to employees generally; and

•	Certain additional benefits available to officers.
When making decisions about each compensation element, the Management Development and Compensation Committee reviews the overall compensation we pay to our executive officers. It also reviews and considers the competitive market for executives and compensation levels and compensation components provided by companies with whom we compete for executive talent. In general, the proportion of a named executive officer’s compensation that is at-risk and subject to achieving incentive targets increases with the executive’s position and responsibility.

Management Development and Compensation Committee’s Role in Establishing Compensation.
The Management Development and Compensation Committee approves, or recommends to the independent members of the Board of Directors for approval, all compensation decisions for our named executive officers, including grants of equity awards. In addition, the Management Development and Compensation Committee engages an outside compensation consultant, Mercer, LLC (“Mercer”), from time to time to assist in reviewing and to provide guidance on various aspects of our named executive officer compensation programs (as further described below under “2015 Compensation—2015 Review”). The Management Development and Compensation Committee believes that one of its key functions is to help ensure that our executives are fairly compensated based upon their performance and contribution to our growth and profitability and that its compensation decisions support our compensation philosophy and objectives, as well as shareholder interests. The Management Development and Compensation Committee chair sets the agenda for all committee meetings, with input from management.
Management’s Role in Establishing Compensation.
Our Chief Executive Officer and our Vice President—Total Rewards and Corporate Human Resources are the primary management contacts for the Management Development and Compensation Committee. Our Vice President—Total Rewards and Corporate Human Resources monitors our executive compensation and from time to time makes suggestions to the Management Development and Compensation Committee for changes to the compensation program.
In 2015, Messrs. Feehan, Stuart, Bessant, Jaynes and Linscott, along with our Vice President—Total Rewards and Corporate Human Resources, attended Management Development and Compensation Committee meetings to discuss matters under consideration by the Management Development and Compensation Committee and to answer questions directed at management regarding those matters. The Management Development and Compensation Committee also met regularly in executive session without members of management present.
Our Chief Executive Officer recommends to the Management Development and Compensation Committee changes in compensation for other named executive officers based on an assessment of their contribution to our performance, their individual responsibility, function and/or strategic goals and their potential for future contributions to our success. Neither the Chief Executive Officer nor other executive officers are directly involved in recommendations for changes in the Chief Executive Officer’s compensation.
Feehan Agreement.
We do not have employment agreements with any of our executive officers. We do, however, have an employment agreement with our Executive Chairman. On April 3, 2015, our Executive Chairman, Mr. Feehan, who formerly served as our Chief Executive Officer, entered into a new employment agreement with us (the “Feehan Agreement”). (Mr. Feehan’s previous employment agreement with us that we entered into with him in 2013 was set to expire on April 30, 2015.) The Feehan Agreement provides for the following:

•
Mr. Feehan will serve as a non-officer advisory employee through April 30, 2020 and will serve as (i) Executive Chairman with a salary of $500,000 per year from November 1, 2015 through October 31, 2016 and (ii) non-executive Chairman of the Board with a salary of $250,000 per year from November 1, 2016 through the expiration of the Feehan Agreement on April 30, 2020. Mr. Feehan’s role as Chairman of the Board is subject to his re-election each year to our Board of Directors by our shareholders.

•
As Executive Chairman, Mr. Feehan will have duties generally consistent with those of a Board Chairman and will provide guidance to the management team, among other duties including those specified in the Feehan Agreement.

•	Mr. Feehan will not be eligible for any STI payments or bonuses after 2015.

•
During the term of the Feehan Agreement, Mr. Feehan will not be eligible to receive the retainer fees or the meeting attendance fees received by our other board members. Mr. Feehan will, however, be eligible to receive the same annual grant of RSUs that is made to other directors who are not officers of the Company each year following their election to the Board.

•
The Feehan Agreement does not have any change-in-control provisions that would provide for any additional cash payments to be made to Mr. Feehan upon a change-in-control (but termination payments described under “Potential Payments Upon Termination or Change-in-Control—Payments Made Upon Resignation, Retirement, Termination, Death or Disability—Payments to the Executive Chairman of the Board” would still apply if a covered termination occurs following a change-in-control).

•
The Feehan Agreement contains a clawback provision that would allow us to recoup all or some of the incentive compensation paid, issued or granted to Mr. Feehan in certain circumstances in the event that there is a material restatement of our financial results. The Feehan Agreement also contains covenants regarding non-disclosure, non-solicitation and non-competition.

In addition, pursuant to the Feehan Agreement, Mr. Feehan received a grant of RSUs valued at $1.5 million in May 2015. The RSUs vest in 20% installments on April 30 of each year from 2016 through 2020. Mr. Feehan was also eligible to (and did) receive an STI payment for the 2015 calendar year (paid in 2016), which was prorated and paid only for the portion of the year Mr. Feehan served as Chief Executive Officer. See “2015 Compensation—Long-Term Incentive Compensation—Feehan RSUs” and “2015 Compensation—Short-Term Incentive Compensation Plan and Bonus” respectively, for additional information.
Severance Agreements.
We have Executive Change-in-Control Severance Agreements with each of Messrs. Stuart, Bessant, Jaynes, Linscott and Pepe. Under our Executive Change-in-Control Severance Agreements, following a change-in-control, our executive officers would only be entitled to severance benefits (with the exception of equity award vesting) if their employment is terminated without cause or if they terminate employment with us for good reason within 24 months of the change-in-control. These agreements are designed to promote stability and continuity of senior management in the event of a potential change-in-control. Our Executive Change-in-Control Severance Agreements do not allow for gross-up payments on excise taxes as a result of termination due to a change-in-control. These agreements include a clawback provision that allows us to recoup all or some of the incentive compensation paid, issued or granted to the executive under certain circumstances in the event that there is a material restatement of our financial results.
In addition, we have a Severance Pay Plan for Executives that would most likely be followed in the case of termination of one of our executive officers, subject to the discretion of our Chief Executive Officer (for terminations other than the Chief Executive Officer) and the Management Development and Compensation Committee. Information about payments that may be made to our executive officers under the Executive Change-in-Control Severance Agreements and the Severance Pay Plan for Executives upon termination or our change-in-control is provided under the heading “Potential Payments Upon Termination or Change-in-Control.”
2015 Compensation
2015 Review.
In determining compensation for each of our named executive officers, the Management Development and Compensation Committee considered each element of the executive officers’ compensation and how that element fits into the officers’ compensation package as a whole. The Management Development and Compensation Committee designed the 2015 compensation packages with a goal of balancing short-term compensation, including base compensation and short-term incentive compensation, with long-term compensation. In assessing each named executive officer’s compensation package, the Management Development and Compensation Committee considered how much of the overall compensation package is subject to achieving certain financial targets. The Management Development and Compensation Committee utilized both short-term incentive compensation that is tied to our performance and long-term incentive compensation that is equity-based to link management’s compensation to shareholder interests.

In late 2014, the Management Development and Compensation Committee engaged Mercer to review and update our peer group to be used by the Management Development and Compensation Committee in determining future compensation for our named executive officers. The following publicly traded companies were identified as our peer group for 2015 executive compensation:

Peer Companies
·	Aaron’s, Inc. (AAC)	·	Heartland Payment Systems, Inc. (HPY)
·	Caleres, Inc. (CAL)	·	Nelnet, Inc. (NNI)
·	Credit Acceptance Corporation (CACC)	·	Pier 1 Imports, Inc. (PIR)
·	The Container Store Group, Inc. (TCS)	·	PRA Group, Inc. (PRAA)
·	Encore Capital Group, Inc. (ECPG)	·	Rent-A-Center Inc. (RCII)
·	EZCORP, Inc. (EZPW)	·	Springleaf Holdings, Inc. (LEAF)
·	First Cash Financial Services, Inc. (FCFS)	·	Stage Stores, Inc. (SSI)
·	Green Dot Corporation (GDOT)	·	World Acceptance Corporation (WRLD)

While our compensation philosophy and objectives set forth above state that we target compensation within certain percentiles, the Management Development and Compensation Committee did not engage in benchmarking in 2015 and did not establish named executive officer compensation to fall within a certain percentile of our competitive group for 2015. Mercer did not determine or recommend the amount or form of compensation for any of our named executive officers in 2015. Rather, the Management Development and Compensation Committee referred to the publicly-available compensation information of our peer companies as a general reference.
In addition, during 2015, the CEO Search Committee engaged Mercer to provide additional information regarding a potential compensation package for Mr. Stuart who became our Chief Executive Officer on November 1, 2015. The following publicly traded companies were identified as the peer group for our new Chief Executive Officer’s compensation package:

Peer Companies
·	Aaron’s, Inc. (AAC)	·	Moneygram International, Inc. (MGI)
·	Caleres, Inc. (CAL)	·	Pier 1 Imports, Inc. (PIR)
·	Credit Acceptance Corporation (CACC)	·	PRA Group, Inc. (PRAA)
·	The Container Store Group, Inc. (TCS)	·	Rent-A-Center Inc. (RCII)
·	Encore Capital Group, Inc. (ECPG)	·	Stage Stores, Inc. (SSI)
·	EZCORP, Inc. (EZPW)	·	Tuesday Morning Corp. (TUES)
·	First Cash Financial Services, Inc. (FCFS)	·	World Acceptance Corporation (WRLD)
·	Green Dot Corporation (GDOT)	·	Texas Capital Bancshares, Inc. (TCBI)
·	Heartland Payment Systems, Inc. (HPY)
Similar to determining the compensation of our other executive officers during 2015, the Management Development and Compensation Committee did not engage in strict benchmarking in 2015 in determining the compensation package for our new Chief Executive Officer and did not establish his compensation to fall within a certain percentile of the above-referenced peer group for our Chief Executive Officer for 2015. The Management Development and Compensation Committee referred to the publicly-available Chief Executive Officer compensation information of our peer companies as a general reference in determining Mr. Stuart’s compensation.
Consideration of the Results of the 2015 Advisory Vote to Approve Executive Compensation.
At our 2015 Annual Meeting of Shareholders, we held our fifth annual non-binding shareholder advisory vote to approve executive compensation and received a very strong shareholder vote approving the compensation of our named executive officers. Our shareholders approved our 2014 compensation awarded to our named executive officers with 96.1% of the votes cast on the proposal in favor of the proposal. While many of the significant 2015 compensation decisions had already been made at the time of the vote, the Management Development and Compensation Committee was mindful of the shareholder vote when determining executive compensation decisions and reviewing our executive compensation program throughout the remainder of 2015 and when determining 2016 compensation for our executive officers.
Base Salary.
The base salaries of our named executive officers are determined according to the named executive officer’s current and prior roles with us, the knowledge and skill required to fulfill the roles and their management and leadership effectiveness over the performance period in combination with any material change in the scope and complexity of their responsibilities.
January 2015 Base Salary Review. In January 2015, the Management Development and Compensation Committee reviewed the base salaries of Messrs. Bessant, Linscott and Pepe (who each served as executive officers during 2014). In determining salary increases in January 2015, the Management Development and Compensation Committee took into consideration the publicly-available compensation information of our peer companies and a qualitative review of each executive officer’s performance. Following this review, the Management Development and Compensation Committee deemed base salaries to be at the appropriate level and decided not to make significant base salary changes in January 2015, and each of Messrs. Bessant, Linscott and Pepe received a 3% increase in salary in January 2015.
On January 28, 2015, Mr. Stuart was appointed as an executive officer with the title of Executive Vice President—Chief Operating Officer. At that time, the Management Development and Compensation Committee set Mr. Stuart’s salary at a level they deemed competitive in the market where we compete for talent based on his experience and expanded duties in his new role.

Mr. Feehan’s salary was not reviewed by the Management Development and Compensation Committee in January 2015 because he had previously announced that he was planning to retire from his position as our President and Chief Executive Officer during 2015. Mr. Jaynes’ salary was also not reviewed by the Management Development and Compensation Committee in January 2015 because he was not serving as an executive officer at that time. Prior to becoming an executive officer, Mr. Jaynes’ salary was determined by our Chief Executive Officer.
Mid-Year Salary Increases and Promotions. On May 1, 2015, Mr. Stuart became our President and Chief Operating Officer, and he became our President and Chief Executive Officer on November 1, 2015 when Mr. Feehan retired. With each of these promotions, Mr. Stuart received an increase in base salary. In addition, Mr. Pepe became our Executive Vice President—Chief Marketing and Technology Officer in August 2015 when he took on expanded responsibilities to oversee the Company’s marketing activities in addition to our information technology systems and operations that he previously oversaw. When Mr. Jaynes became an executive officer in November and was promoted to Executive Vice President—Chief Human Resources Officer, the Management Development and Compensation Committee determined his salary.
In connection with each of these promotions, the Management Development and Compensation Committee increased each executive officer’s base salary to a level that they believe is competitive in the market where we compete for talent based on the executive officer’s experience, leadership role within the Company and expanded duties in their new roles. In addition, at the time of each promotion, the Management Development and Compensation Committee considered peer information but did not engage in strict benchmarking when setting each executive officer’s base salary.
Feehan Base Salary. As discussed under “Executive Compensation Practices—Feehan Agreement,” on October 31, 2015, Mr. Feehan retired from his position as our Chief Executive Officer and became our Executive Chairman. In accordance with the Feehan Agreement, at that time, Mr. Feehan’s base salary decreased from $875,000 to $500,000 as a result of his decreased duties and his role as a non-officer advisory employee.

2015 Base Salaries. The 2015 base salaries, including the changes that were made to base salaries during 2015, are set forth below:

Name	2015 Base Salary in January 2015 (or Upon Becoming an Executive Officer, as applicable)(1)	Base Salary Amount that Reflects Increase/Decrease During 2015	Date of Base Salary Increase/Decrease	Reason for Base Salary Increase/Decrease
Mr. Stuart	$350,000	$500,000	May 1, 2015	Promotion to President and Chief Operating Officer
		$550,000	Nov. 1, 2015	Promotion to President and Chief Executive Officer
Mr. Bessant	$477,405	—	—	—
Mr. Jaynes	$325,000	—	—	—
Mr. Linscott	$373,437	—	—	—
Mr. Pepe	$360,500	$395,000	Nov. 1, 2015	Assumption of Additional Responsibilities
Mr. Feehan	$875,500	$500,000	Nov. 1, 2015	Retirement from Chief Executive Officer and Assumption of Role as Executive Chairman

(1)
The amount shown for Messrs. Bessant, Linscott and Pepe includes the 3% increase they each received to their base salary in January 2015. The amounts shown for Messrs. Stuart and Jaynes reflect their base salary when they became executive officers on January 28, 2015 and November 1, 2015, respectively.

Short-Term Incentive Compensation Plan and Bonus
Overview. We believe that STI plan awards are an important element of our compensation and that they are consistent with our philosophy of pay for performance because our STI awards are annual awards that are tied to our financial performance each year and are paid in cash. Our STI plan is a broad-based incentive plan that provides our named executive officers and certain other employees the opportunity to earn annual short-term incentive-based cash compensation, or STI awards, that are based primarily on the achievement of certain financial objectives each year. The terms and conditions of our 2015 STI plan for our named executive officers were administered under the Cash America International, Inc. First Amended and Restated Senior Executive Bonus Plan (“SEBP”), which is described below.

While our short-term incentive compensation is typically paid under our STI plan, our employees, including our named executive officers, are eligible to receive additional cash bonuses, which may be made at the discretion of the Management Development and Compensation Committee. The Management Development and Compensation Committee retains this discretion in order to provide it with the flexibility to supplement other short- or long-term compensation when it deems appropriate.
2015 STI Plan. In January 2015, the Management Development and Compensation Committee approved the terms and conditions of our 2015 STI plan and established target STI award amounts for our named executive officers, expressed as a percentage of base salary (“Target Award”). The Target Award levels set by the Management Development and Compensation Committee for the named executive officers for 2015 were as follows:

Level	Target Award as a Percentage of Base Salary
Chief Executive Officer	100%
President	75%
Executive Vice President	70%
Senior Vice President	50%
In order to qualify payments under the 2015 STI plan as performance-based compensation under Section 162(m) of the Code, the Management Development and Compensation Committee established a two-step approach to determine the amount of the award that could be payable to each named executive officer under the 2015 STI plan:
Step 1

Pool Funding Threshold: The first step is to fund the overall STI pool with the maximum STI award that could potentially be payable to each individual (which is the lesser of two times the Target Award or $2.5 million for each named executive officer). The STI pool is funded if the Company meets a threshold 2015 EBT pre-established by the Management Development and Compensation Committee (the “Pool Funding Threshold”). If the Pool Funding Threshold is not met, then no STI awards will be available.
Step 2

Negative Discretion: The actual payment, if any, to be made to each individual is determined in the second step. The second step is accomplished when the Management Development and Compensation Committee exercises “negative discretion” by making adjustments to reduce (but not increase) the amount funded by the STI pool in the first step if the Management Development and Compensation Committee deems it appropriate based on the provisions for the second step set forth in the STI plan and described below:

•
STI Target Award: The Target Award for Messrs. Stuart, Bessant, Jaynes, Linscott and Pepe was determined based on their position with the Company on December 1, 2015, but the Target Award for Messrs. Stuart and Jaynes was prorated, as described below. Mr. Feehan’s Target Award was based on his position as our Chief Executive Officer on January 1, 2015 (in accordance with the 2015 STI plan).

•
Earnings Threshold: The Company must exceed a certain earnings threshold of 2015 EBT set forth for the second step of the 2015 STI plan (“EBT Threshold”) to be eligible for payment under the 2015 STI plan, unless the Management Development and Compensation Committee determines otherwise. The EBT Threshold is higher than the Pool Funding Threshold described above. Once the Company has achieved the EBT Threshold, 40% of the Target Award is eligible for payment, and this percentage will increase ratably until the Company achieves a certain EBT target for the second step set forth in the 2015 STI plan (the “EBT Target”).

•	Earnings Target: If the Company achieves the EBT Target, then the named executive officer will be eligible to receive a cash payment equal to his Target Award.

•
Cap on Payment: If the Company exceeds the EBT Target, the executive officer will be eligible to receive a cash payment in excess of the Target Award that increases ratably up to a maximum amount that is the lesser of two times the target STI award or $2.5 million.

•
Adjustments to EBT: The 2015 STI plan provides for certain adjustments to be made to EBT before comparing it to the Earnings Threshold and Earnings Target. These adjustments typically include certain expenses, gains and/or losses that the Management Development and Compensation Committee deems it appropriate to exclude in determining the adjusted EBT.

•
Proration: The STI plan provides the Management Development and Compensation Committee with the ability to apply proration to reduce the Target Award for any 2015 STI plan participant who changed to a different level or position during the year (such that if the employee was at a higher Target Award level at the end of the year due to a promotion and change in officer level, the Target Award could be prorated for the period of time the employee was at each Target Award level).

•
Individual Performance: The Management Development and Compensation Committee may also take into account individual performance and achievement of other financial and non-financial goals to determine whether and to what extent to apply negative discretion.

None of our named executive officers was guaranteed a payment under the 2015 STI plan. In addition, the Management Development and Compensation Committee had the discretion to reduce the amounts earned under the terms of the 2015 STI plan or to not pay STI awards at all (even if the Earnings Threshold was met or exceeded).
2015 STI Award Calculations. In January 2016, the Management Development and Compensation Committee determined whether STI awards were earned and could be paid for each named executive officer based on the terms of the 2015 STI plan. Information regarding the Pool Funding Threshold, Earnings Threshold, Earnings Target and the achievement thereof, which resulted in eligibility for payment, and the percentage payout under the 2015 STI plan, is set forth below:

Pool Funding Threshold(1)	Earnings Threshold(2)	Earnings Target(2)	EBT, as Adjusted Pursuant to the STI Plan(3)		2015 STI Awards Available for Payment?	Percentage Payout Available Under the 2015 STI Plan(4)
$15.0 million	$29.8 million	$39.7 million	$48.6	million	Yes	200%

(1)
For 2015, the Pool Funding Threshold was determined by our Management Development and Compensation Committee in January 2015 and set forth in the 2015 STI plan. The Pool Funding Threshold was set at approximately 50% of the Earnings Threshold.

(2)
The Earnings Threshold and Earnings Target, which were determined by our Management Development and Compensation Committee in January 2015 and set forth in the 2015 STI plan, were based on the outlook for our business in early 2015 and the Management Development and Compensation Committee’s desire to have an STI plan that would motivate management to continue their efforts in further advancing the interests of our Company while balancing a desire to retain key talent. The Earnings Threshold was set at 75% of the 2015 Earnings Target, which was consistent with the 2014 STI plan.

(3)	The amount shown is our 2015 EBT that has been adjusted in accordance with the provisions of the 2015 STI plan as set forth below (dollars in millions):

Income from Continuing Operations before Income Taxes(a)	$43.0
Loss on early extinguishment of debt(b)	0.6
Gain on disposition of equity securities(c)	(1.7)
Other Adjustments Permitted by the 2015 STI Plan(d)	6.7
Actual Adjusted 2015 EBT for EBT Component	$48.6

(a)	See our Consolidated Audited Financial Statements for 2015.

(b)
Represents a premium paid in 2015 and an expense recorded in 2015 to write off deferred financing costs in connection with the prepayment of certain senior unsecured notes in 2015. See Note 11 of our Consolidated Audited Financial Statements.

(c)
Represents the gain on disposition of Enova stock as a result of the distribution of shares for payment of RSU awards, as well as the sale of shares that were withheld to pay taxes for issued awards. See Note 9 of our Consolidated Audited Financial Statements and “—Compensation Prior to 2015—Effect of Enova Spin-off on Outstanding RSUs” in this proxy statement for additional information.

(d)
Includes certain other adjustments permitted by the 2015 STI plan, which were required to exceed a certain minimum amount before being excluded from EBT, related to severance costs, unbudgeted store and office closure expenses and the impairment of certain assets.

(4)
The payout percentage was set forth in the 2015 STI plan and was based on the extent to which we exceeded the Earnings Target. Pursuant to the terms of the 2015 STI plan, if we achieved EBT, as adjusted in accordance with the STI plan, of $43.7 million or greater, the payout percentage would be 200%.

Payments Under 2015 STI Plan and Discretionary Bonus Payments. In addition to the STI payments that were calculated in accordance with the 2015 STI plan described above, the Management Development and Compensation Committee also approved an $8,000 discretionary bonus payment to Mr. Pepe, who became the Company’s Executive Vice President—Chief Marketing and Technology Officer in August 2015. During 2015, Mr. Pepe, who previously served as the Company’s Executive Vice President—Chief Information Officer, took on expanded responsibilities to oversee the Company’s marketing activities. The discretionary bonus payment, which was equal to approximately 2% of Mr. Pepe’s base salary as of December 31, 2015, was a result of Mr. Pepe’s increased responsibility and his performance in his new role.
The 2015 STI payments and bonus payment that were approved by the Management Development and Compensation Committee are as follows:

Name	Payment Under the 2015 STI Plan(1)	Bonus	Total
T. Brent Stuart(2)	$721,667	—	$721,667
Thomas A Bessant, Jr.	$668,367	—	$668,367
Clint D. Jaynes(2)	$282,870	—	$282,870
J. Curtis Linscott	$522,812	—	$522,812
Victor L. Pepe	$504,700	$8,000	$512,700
Daniel R. Feehan(2)	$1,459,167	—	$1,459,167

(1)	Represents a payment that was 200% of the Target Award for each named executive officer.

(2)
Messrs. Stuart, Jaynes and Feehan each changed positions during the year, and the STI award paid to each of them reflects a prorated amount for their time in each position. Mr. Feehan did not receive an STI payment for the two months of 2015 that he served as Executive Chairman, and the Feehan Agreement provides that he will no longer be eligible for an STI award in his role as Executive Chairman.

All STI awards and the bonus payment for Mr. Pepe were paid in 2016 and were based on our 2015 performance and related considerations, as applicable. The STI awards and bonus payment are reflected in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and the “Bonus” column, respectively.
Senior Executive Bonus Plan. The 2015 STI awards for our named executive officers were made under our SEBP that was approved by our shareholders at our 2012 Annual Meeting of Shareholders. The SEBP allows us to make STI awards that are potentially eligible to qualify as “performance-based compensation” under Section 162(m). The Management Development and Compensation Committee administers the SEBP and has sole discretion to determine which officers, if any, will participate in the SEBP each year. All officers may be eligible to participate in our SEBP, and in selecting participants in the plan, the Management Development and Compensation Committee will choose those officers who are likely to have a significant impact on our performance.
Under the SEBP, the Management Development and Compensation Committee will annually establish: (i) a target award for each participant, (ii) the performance goals, which may be any of the various performance measures that apply on either a Company, division or department basis set forth in the SEBP, that must be achieved in order for the participant to be paid the target award, and (iii) a payout formula that will be used to determine the actual amount of the award to be paid, which could be less than or more than the target amount, based on a comparison of actual performance to the pre-established performance goals. Each participant’s target award will be expressed as a percentage of his or her base salary. The SEBP gives the Management Development and Compensation Committee discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. No participant’s actual award under the SEBP may exceed $2.5 million for any year. The Board of Directors or the Management Development and Compensation Committee may amend or terminate the SEBP at any time and for any reason, but in accordance with Section 162(m), and certain material amendments to the SEBP will be subject to shareholder approval. In addition, the SEBP also contains a clawback provision that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

Long-Term Incentive Compensation
We believe long-term equity-based incentive awards are also an important element of our compensation programs because they reward participants for their contributions to our consistent, sustained financial performance over the long term, which should contribute to an increase in our stock price and discourage excessive short-term risk. Thus, we believe our use of long-term incentive awards benefits our shareholders and strengthens the link between our executive compensation and improvement in our long-term financial results and increases in shareholder value. During 2015, the Management Development and Compensation Committee granted long-term incentive awards consisting of RSUs to all of our named executive officers. The Management Development and Compensation Committee has chosen RSUs because they provide the recipients value in the form of our stock, while allowing us the benefit of using fewer shares than would be required for stock options. In addition, the Management Development and Compensation Committee believes that the opportunity for long-term capital appreciation, a characteristic of RSUs, has helped us in our retention of our senior management and in linking overall compensation to our long-term shareholder value.
Annual RSU Grant to Executive Officers. Over the past several years, at the beginning of each year, the Management Development and Compensation Committee has generally approved an annual grant of RSUs that is comprised of both time-based RSUs, or RSUs that vest over a certain period of time as long as the executive officer remains employed by us, and performance-based RSUs, or RSUs that vest based on the Company’s performance over a certain period. In 2015, the RSU grant awarded to our executive officers consisted of only time-based RSUs and did not include performance-based RSUs. The Management Development and Compensation Committee decided not to award performance-based RSUs in 2015 due to the Company’s transformational nature following the significant changes that occurred within our Company during 2014, such as the Enova Spin-off, the sale of our Mexico-based pawn lending operations, and our administrative and operations staff reductions, particularly given that most of these events occurred in the last half of 2014. In awarding performance-based RSUs, the Management Development and Compensation Committee has to determine the right level of long-term performance that would be required and the appropriate metric to be used in order to fairly compensate executive officers and to reward them for the long-term growth of the Company. In January 2015 when the annual RSU grant was made, the Management Development and Compensation Committee decided to wait until the Company had a chance to completely absorb the impact of the significant changes that occurred in 2014 before utilizing performance-based RSUs in order to ensure that the appropriate metrics and targets could be determined. In 2016, our Management Development and Compensation Committee returned to utilizing performance-based RSUs along with time-based RSUs for the annual RSU grants to executive officers.
On January 28, 2015, the Management Development and Compensation Committee approved an annual grant of RSUs under the 2014 LTIP to Messrs. Stuart, Bessant, Jaynes, Linscott and Pepe (the “2015 RSUs”). The 2015 RSUs vest in 25% increments on each January 31 of 2016, 2017, 2018 and 2019. The number of RSUs granted was based on a percentage of base salary, and the percentage was determined by officer level:

Name	2015 Annual Time-Based RSUs	Targeted RSU Grant as a Percentage of Base Salary(1)
T. Brent Stuart	19,840	121.25%
Thomas A Bessant, Jr.	27,064	121.25%
Clint D. Jaynes(2)	6,392	55.00%
J. Curtis Linscott	21,172	121.25%
Victor L. Pepe	20,436	121.25%

(1)
The number of RSUs that were granted was determined by dividing the specified percentage of the named executive officer’s annual base salary as of the grant date by the average closing price of CSH Stock during the 20 trading-day period ending on the day before the grant date.

(2)
At the time of the grant, Mr. Jaynes was a Senior Vice President and received a grant of RSUs with a targeted RSU grant value as a percentage of base salary that was consistent with other Senior Vice Presidents.

Feehan RSUs. Due to Mr. Feehan’s announcement that he would retire from his position as our Chief Executive Officer during 2015, he did not receive a grant of RSUs on January 28, 2015 like our executive officers. Rather, he received a grant of RSUs after entering into the Feehan Agreement and agreeing to serve as Chairman of our Board until 2020, subject to his re-election to the Board of Directors each year. In accordance with the Feehan Agreement, on May 6, 2015, Mr. Feehan received a one-time grant of 57,670 RSUs valued at $1.5 million (the “Feehan RSUs”). The number of RSUs granted was determined by dividing $1.5 million by the average closing price of CSH Stock during the 20 trading-day period ending on the day before the grant date. The RSUs will vest in 20% increments on each April 30 of 2016, 2017, 2018, 2019 and 2020.
Other Terms of the 2015 RSUs and the Feehan RSUs. Each RSU holder generally is entitled to receive one share of CSH Stock for each RSU upon vesting. In order to vest on each scheduled vesting date, the RSU holder must either be employed by us or be a member of our Board of Directors on the vesting date. The 2015 RSUs and the Feehan RSUs have a dividend equivalent provision that allows the award recipient to receive a cash payment upon vesting of any portion of the recipient’s RSU award that is equivalent to the dividends, if any, that would have been payable to a shareholder during the time between the grant date and the date shares are transferred to the recipient (“Dividend Equivalents”). Previous RSU grants to our named executive officers did not provide for Dividend Equivalents to be paid.
In addition, the 2015 RSUs and the Feehan RSUs are subject to clawback provisions that allow us to recoup all or some of the payments made to our named executive officers pursuant to the awards under certain circumstances in the event that there is a material restatement of our financial results. The RSU agreements for the 2015 RSUs and the Feehan RSUs also provide that the vesting and payment of RSUs would be accelerated if there is a change-in-control of the Company. See “Potential Payments Upon Termination or a Change-In-Control—Payments Made Upon a Change-In-Control—Accelerated Vesting of Awards Under Our Long-Term Incentive Plans.”
Retirement and Other Policies and Practices Related to Our Executive Compensation Program.
During 2015, all of our named executive officers were eligible to participate in our 401(k) plan, our Nonqualified Savings Plan and our Supplemental Executive Retirement Plan (“SERP”) (collectively, the “Cash America Plans”). Pursuant to the Feehan Agreement, Mr. Feehan was eligible to participate in our 401(k) and Nonqualified Savings Plan for the entire year; however, he was only eligible to receive contributions to his SERP account for the portion of 2015 that he served as our Chief Executive Officer (or January 1, 2015 through October 31, 2015). We offer the Cash America Plans to provide our executives and other eligible employees with retirement savings vehicles that are competitive in the marketplace in which we compete for talent. We do not maintain a defined-benefit retirement plan. Our contributions for each executive officer to the Cash America Plans vest over the employee’s first five years of service with us. Messrs. Stuart, Bessant, Jaynes, Linscott and Feehan have more than five years of service with us and are fully vested in any contributions we have made on their behalf in the Cash America Plans. Mr. Pepe was vested in 20% of any contributions we have made on his behalf to the Cash America Plans as of December 31, 2015.
401(k). We match 50% of the first 5% of pay that each named executive officer contributes to our 401(k) plan. All employee contributions are fully vested upon contribution. Our matching contributions vest over an employee’s first five years of service with us and are fully vested for employees who have five or more years of service. Employees may select from several mutual funds and CSH Stock when investing their 401(k) account funds. All 401(k) plan contributions made by us during 2015 are included in the “All Other Compensation” column of the Summary Compensation Table.
Nonqualified Savings Plan. Our Nonqualified Savings Plan is a nonqualified retirement savings plan into which eligible employees, including eligible named executive officers, can contribute portions of their salary in excess of the 401(k) plan contribution limits. Nonqualified Savings Plan participants can also defer up to 100% of their STI awards and annual bonuses. If a participant’s pay exceeds the amount that can be taken into account for contributions permissible to our 401(k) plan, we will match 50% of the first 5% of the participant’s pay in excess of the 401(k) plan limit that the participant contributes to the Nonqualified Savings Plan; however, if a participant participates in both the 401(k) plan and Nonqualified Savings plans, our combined match to both plans will be limited to 50% of the first 5% of the participant’s pay. The rate of return of a participant’s Nonqualified Savings Plan account is determined by the rate of return on deemed investments in mutual funds that the participant selects. Nonqualified Savings Plan participants’ deemed investment options are generally the same as the investment options available under our 401(k) plan, except that CSH Stock is not available as an investment option under the Nonqualified Savings Plan.
We will generally distribute each participant’s Nonqualified Savings Plan account in a lump sum shortly after the participant’s employment with us terminates or at a later date if selected by the participant or if required by Section 409(A) of the Code. We may distribute Nonqualified Savings Plan benefits from a Rabbi trust associated with the Nonqualified Savings Plan or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or of the entity that is his or her employer to the extent he or she is owed benefits under the

Nonqualified Savings Plan. Nonqualified Savings Plan contributions made by us during 2015 are included in the “All Other Compensation” column of the Summary Compensation Table.
Supplemental Executive Retirement Plan. Our SERP is a defined contribution nonqualified deferred compensation plan. After the end of each plan year, we make supplemental SERP contributions at our discretion that are credited to the SERP account of each officer who was employed by us on the last day of the calendar year. The rate of return of a participant’s SERP account is determined by the rate of return on deemed investments in mutual funds that the participant selects. SERP participants’ deemed investment options are generally the same as the investment options available under the 401(k) plan, except that CSH Stock is not available as an investment option under our SERP.
We will distribute each participant’s SERP account generally as a lump sum soon after the participant’s employment with us terminates or at a date that is up to five years later if selected by the participant or later if required by Section 409(A) of the Code. We may pay for SERP benefits from a Rabbi trust associated with the SERP or from our general assets or those of the entity that is the participant’s employer. A participant would have the rights of a general unsecured creditor of us or the entity that is his or her employer for any SERP benefits he or she is owed under the SERP.
Each year the Management Development and Compensation Committee determines the amount, if any, of the supplemental contribution to be made to the SERP for our named executive officers for the plan year. The targeted (but non-binding) amount of the supplemental contribution for each plan year is a percentage of each participant’s compensation and is based on the officer’s position with the Company (i.e., executive officers received 10.5% in 2015 and Senior Vice Presidents received 7.5% in 2015). The compensation on which the supplemental contribution is based (“SERP Compensation”) is base salary, plus the lesser of (i) such participant’s target STI award and other annual cash bonus payable during the plan year for the preceding year’s performance or (ii) the actual STI award and other annual cash bonus paid during the plan year based on the preceding year’s performance. The contribution amounts are prorated for the portion of the year that a participant was eligible to participate in the SERP, and are credited to the participant’s SERP account in January or February of the following year.
The 2015 SERP contributions made for each of Messrs. Bessant, Linscott and Pepe were 10.5% of their SERP Compensation, and the 2015 SERP contributions for Messrs. Stuart, Jaynes and Feehan were prorated based on the time they held each of their positions during the year and were 10.3%, 8.0% and 9.1% of their SERP Compensation, respectively. (Per the Feehan Agreement, Mr. Feehan was eligible to receive a prorated SERP contribution in 2015 for the time he served as our Chief Executive Officer, but he will not receive future SERP contributions while he is serving as the Chairman of the Board.) The actual SERP contributions made by us for 2015 are included in the “All Other Compensation” column of the Summary Compensation Table.
Perquisites and Other Personal Benefits. We provide perquisites and other personal benefits to our named executive officers. The Management Development and Compensation Committee believes the perquisites and personal benefits that we provide are reasonable and consistent with our overall compensation program and help us to attract and retain superior employees for key positions. The perquisites and personal benefits we provided during 2015 were less than $26,000 for each named executive officer and consisted of supplemental life insurance premium payments for our Executive Chairman and supplemental health care and insurance benefits for all of our named executive officers. In addition, before they became executive officers in 2015, Messrs. Stuart and Jaynes received reimbursement for club dues, and Mr. Jaynes received reimbursement for certain professional fees in connection with tax preparation services, and such amounts included an amount sufficient to cover the costs of any tax withholding related to such payments. Messrs. Stuart and Jaynes ceased receiving reimbursement for such fees after they became executive officers. A description and the attributed costs of these perquisites and personal benefits for the named executive officers for the year ended December 31, 2015 are included in the “All Other Compensation” column of the Summary Compensation Table and described in the notes to that table.
Equity Ownership. We encourage ownership of CSH Stock by our directors and our executive officers. In January 2012, the Management Development and Compensation Committee adopted stock ownership guidelines for the amount of CSH Stock that each director and executive officer should beneficially own as a multiple of annual retainer or base salary, respectively. Because Mr. Feehan would not be subject to the guidelines as they were adopted in 2012 in his new role as Executive Chairman (he serves as a director but receives a salary rather than a retainer, which was what the previous multiple was based on for directors), our Management Development and Compensation Committee adopted revised guidelines that were effective as of December 31, 2015 that cover all of our directors and executive officers and require the following stock ownership as a multiple of annual retainer or base salary, as applicable:

Position as of December 31, 2015	Ownership Requirement (multiple of base salary or annual retainer, as applicable)	Ownership Requirement met as of December 31, 2015
Chief Executive Officer	6X	No
Other Executive Officers	3X	Yes
All Directors	5X	Yes
As of December 31, 2015, each of our named executive officers who were employed by us on that date and each of our directors met our stock ownership requirements, except Mr. Stuart. Executive officers who become subject to the guidelines are required to achieve the applicable stock ownership level within five years of first becoming subject to the guidelines. If an individual who is subject to the ownership guidelines becomes subject to a greater ownership amount due to promotion or an increase in base salary, the individual is expected to meet the higher ownership amount within the later of the original period or three years from the effective date of the promotion or salary change. Mr. Stuart became subject to the guidelines during 2015 when he became an executive officer and was later promoted to Chief Executive Officer, and he has until 2020 to meet the Chief Executive Officer ownership requirements set forth above.
The Nominating and Corporate Governance Committee is responsible for monitoring compliance with these guidelines. Compliance with the guidelines is evaluated as of December 31 of each year and is determined by dividing the executive’s salary or the director’s retainer, as applicable, by the highest share price for CSH Stock over the prior 12-month period. Shares that will be counted towards the stock ownership requirement include shares owned directly in certificated form or through a brokerage account, vested time-based and performance-based RSUs, unvested time-based RSUs, shares owned indirectly and shares attributable to a participant’s vested account balance in any savings or retirement plans or in any deferred compensation plans.
In addition, each of our named executive officers have received long-term grants of RSUs as more fully described under “Long-Term Incentive Compensation—RSUs.” These grants encourage ownership of our stock on a long-term basis. Our Insider Trading Policy also encourages holding our stock over the long-term for investment purposes and does not permit margining, pledging, hedging, short sales of or trading options related to our stock by any director, officer or employee.
Tax and Accounting Matters.
Deductibility of Executive Compensation. The Management Development and Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain executive officers. This limitation does not apply to certain “performance-based” pay. The Management Development and Compensation Committee may, in certain situations, approve compensation that will not meet these deductibility requirements in order to ensure competitive levels of compensation for our named executive officers and to award compensation that is in accordance with its philosophy. Certain of our 2015 STI awards were intended to be excluded from the $1 million deduction limit because they were paid based on achievement of pre-determined performance goals established by the Management Development and Compensation Committee under the SEBP, which was approved by our shareholders at our 2012 Annual Meeting of Shareholders.
Nonqualified Deferred Compensation. Section 409A governs the tax treatment of nonqualified deferred compensation arrangements. Plans and awards that provide for deferred compensation must comply with the requirements of Section 409A regarding the timing of participants’ elections to defer compensation, the events that can trigger the payment of deferred compensation and the timing of such payments. Most officers may not begin to receive deferred compensation that is payable by reason of separation from service until six months after the officer separates from service. Details about the amounts deferred by each of our named executive officers during 2015 under our nonqualified deferred compensation arrangements are provided under the Nonqualified Deferred Compensation for Fiscal 2015 table.
Compensation Prior to 2015.
Below is a discussion of performance-based RSUs granted to certain of our named executive officers in 2012 and 2013. These grants are a part of our typical long-term incentive compensation program and reflect our pay for performance philosophy. The performance-based RSUs discussed below that were granted in 2012 and 2013 were only eligible to vest if we met certain growth requirements in our EPS over a three-year period. As evidenced below, when we do not meet these growth requirements, our named executive officers will not receive payment.

Performance-Based RSUs Granted in January 2013 Scheduled to Vest in January 2016.
In January 2013, the Management Development and Compensation Committee awarded RSUs under the Cash America International, Inc. First Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “2004 LTIP”) to Messrs. Feehan, Bessant and Linscott (who were serving as executive officers at the time of grant). A portion of these RSUs were time-based and vest in 25% increments on February 22, 2014 and each January 31 of 2015, 2016 and 2017, and a portion of these RSUs were performance-based (the “2013 Performance-Based RSUs”) and were eligible to vest in a lump sum on January 1, 2016. No portion of the 2013 Performance-Based RSUs could vest unless we achieved a threshold compounded annual growth rate in diluted EPS for the three-year period ending December 31, 2015 (the “2013-2015 Growth Requirement”). The threshold, target and maximum amount of the 2013 Performance-Based RSUs that were eligible to vest on January 1, 2016 based on our 2013-2015 Growth Requirement are set forth below:

	2013-2015 Growth Requirement	Percentage of Targeted 2013 Performance- Based RSUs Eligible to Vest on January 1, 2016(1)
Threshold	7.5%	4%
Target	10.0%	100%
Maximum	20.0% or greater	200%

(1)
If the threshold 2013-2015 Growth Requirement was exceeded, the 2013 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the target number of 2013 Performance-Based RSUs granted, and if the target growth requirement was exceeded, the 2013 Performance-Based RSUs would vest ratably from the target number of RSUs up to the maximum number of RSUs that could vest under this grant.

Because the 2013 Performance-Based RSUs were outstanding on the date of the Enova Spin-off, any portion that vested would have been settled in CSH Stock and Enova Stock. (See “—Effect of Enova Spin-off on Outstanding RSUs.”) Because we did not meet the threshold 2013-2015 Growth Requirement, none of the 2013 Performance-Based RSUs vested as set forth below:

	2013 Performance-Based RSUs
Name	Number of Shares that Vested and became Payable on January 1, 2016	Number of Shares that were Forfeited(1)	Value of Forfeited Shares as of 12/31/15 (2)
Daniel R. Feehan
CSH Stock	0	27,238	$815,778
Enova Stock	0	24,923	$164,741
Total Value Forfeited			$980,519
Thomas A Bessant, Jr.
CSH Stock	0	5,528	$165,564
Enova Stock	0	5,058	$33,433
Total Value Forfeited			$198,997
J. Curtis Linscott
CSH Stock	0	4,324	$129,504
Enova Stock	0	3,956	$26,149
Total Value Forfeited			$155,653

(1)
Includes the maximum number of RSUs that could have vested under the 2013 Performance-Based RSUs. The target number of shares that could have been payable is 50% of the maximum number of 2013 Performance-Based RSUs.

(2)	The value of the forfeited shares (which are shown at the maximum) is based on the closing price of CSH Stock and Enova Stock as of December 31, 2015 of $29.95 and $6.61, respectively.
Performance-Based RSUs Granted in January 2012 Scheduled to Vest in January 2015.
In January 2012, the Management Development and Compensation Committee awarded RSUs under the 2004 LTIP to Messrs. Feehan, Bessant and Linscott (who were serving as executive officers at the time of grant). A portion of these RSUs were time-based and vest in 25% increments on February 24, 2013 and each January 31 of 2014, 2015 and 2016, and a portion of these RSUs were performance-based (the “2012 Performance-Based RSUs”) and were eligible to vest in a lump sum on January 1, 2015. No portion of the 2012 Performance-Based RSUs could vest unless we achieved a threshold compounded annual growth rate in diluted EPS for the three-year period ending December 31, 2014 (the “2012-2014 Growth Requirement”).

The threshold, target and maximum amount of the 2012 Performance-Based RSUs that were eligible to vest on January 1, 2015 based on our 2012-2014 Growth Requirement are set forth below:

	2012-2014 Growth Requirement	Percentage of Targeted 2012 Performance- Based RSUs Eligible to Vest on January 1, 2015(1)
Threshold	7.5%	4%
Target	10.0%	100%
Maximum	20.0% or greater	200%

(1)
If the threshold 2012-2014 Growth Requirement was exceeded, the 2012 Performance-Based RSUs would vest ratably from a threshold percentage up to 100% of the target number of 2012 Performance-Based RSUs granted, and if the target growth requirement was exceeded, the 2012 Performance-Based RSUs would vest ratably from the target number of RSUs up to the maximum number of RSUs that could vest under this grant.

Because the 2012 Performance-Based RSUs were outstanding on the date of the Enova Spin-off, any portion that vested would have been settled in CSH Stock and Enova Stock. (See “—Effect of Enova Spin-off on Outstanding RSUs.”) Because we did not meet the threshold 2012-2014 Growth Requirement, none of the 2012 Performance-Based RSUs vested as set forth below:

	2012 Performance-Based RSUs
Name	Number of Shares that Vested and became Payable on January 1, 2015	Number of Shares that were Forfeited)(1)	Value of Forfeited Shares as of 12/31/15(2)
Daniel R. Feehan
CSH Stock	0	28,160	$843,392
Enova Stock	0	25,766	$170,313
Total Value Forfeited			$1,013,705
Thomas A Bessant, Jr.
CSH Stock	0	5,716	$171,194
Enova Stock	0	5,230	$34,570
Total Value Forfeited			$205,764
J. Curtis Linscott
CSH Stock	0	4,470	$133,877
Enova Stock	0	4,090	$27,035
Total Value Forfeited			$160,912

(1)
Includes the maximum number of RSUs that could have vested under the 2012 Performance-Based RSUs. The target number of shares that could have been payable is 50% of the maximum number of 2012 Performance-Based RSUs.

(2)	The value of the forfeited shares (which are shown at the maximum) is based on the closing price of CSH Stock and Enova Stock as of December 31, 2015 of $29.95 and $6.61, respectively.
Effect of Enova Spin-off on Outstanding RSUs
Our long-term incentive plans and RSU award agreements contain anti-dilution and make-whole provisions based on specified corporate transactions or events, such as the Enova Spin-off. Pursuant to the anti-dilution provisions and prior to the Enova Spin-off, the Management Development and Compensation Committee determined that upon vesting and the lapse of any applicable deferral period, each RSU outstanding on the date of the Enova Spin-off would be settled in one share of CSH Stock and 0.915 shares of Enova Stock, which was the same ratio used to determine the number of shares of Enova Stock received by our shareholders in the Enova Spin-off. The RSUs that were outstanding on the date of the Enova Spin-off, including the rights to receive Enova Stock, remain subject to the vesting and payment provisions of the outstanding RSU award agreements. The Enova Stock that will be payable upon the vesting of RSUs that were outstanding on the date of the Enova Spin-off will be paid from the shares of Enova Stock that we retained in the Enova Spin-off (which was 20% of the outstanding shares of Enova Stock). If these RSUs do not vest and are forfeited, we will continue to retain the Enova Stock that would have been payable in connection with the forfeited RSUs for a limited time following the forfeiture and they will be sold by us in the open market. The 2015 RSUs and the Feehan RSUs were granted following the Enova Spin-off and will only be payable in CSH Stock, but any equity awards made to our named executive officers that were outstanding (because they were not vested or because the payments for which have been deferred) upon the Enova Spin-off will be payable in shares of CSH Stock and Enova Stock upon vesting or the expiration of the applicable deferral period, if any, as described above.
Risk Considerations in our Compensation Programs
During 2015, we conducted an annual risk assessment of our compensation policies and practices. The Management Development and Compensation Committee, with the assistance of management, reviewed the elements of our compensation programs to determine whether any portion of our compensation practices encouraged excessive risk taking and concluded that our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on us. The Management Development and Compensation Committee believes that the mix and design of the elements of executive and non-executive compensation do not encourage management to assume excessive risk taking for the following reasons:

•
We structure our pay to consist of both fixed and variable compensation for our employees. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our financial performance or the performance of our stock price so that executives do not feel pressured to focus exclusively on our financial performance or our stock price performance to the detriment of other important business metrics. The variable (cash short-term incentive and equity-based long-term incentive) portions of compensation are designed to reward both short- and long-term financial performance.

•
For short-term performance, our STI plan is intended to provide annual cash payments that are awarded based on achievement of earnings goals established by the Management Development and Compensation Committee within the first 90 days of our plan year. In addition, the 2015 maximum STI award opportunity for all of our employees, including our named executive officers, was subject to a cap of 200% of their respective Target Awards.

•
For long-term performance, the annual RSU awards for our executive officers are typically comprised of both a time-based vesting component that vests over four years and provides an underlying stable platform for equity ownership and a performance-based component that requires the long-term growth of our Company over a three-year period in order to vest and provides an upside reward for significant long-term growth in EPS. As discussed under “2015 Compensation—Long-Term Incentive Compensation—Annual RSU Grant to Executive Officers,” our annual RSU grant to our executive officers in 2015 did not include performance-based RSUs, but our Management Development and Compensation Committee returned to utilizing performance-based RSUs along with time-based RSUs in 2016.

•
In addition, our STI plan, our 2014 LTIP, award agreements for RSU grants made under our 2014 LTIP, the SEBP, our Executive Change-in-Control Severance Agreements and the Feehan Agreement all contain clawback provisions that would allow us to recoup certain compensation and awards paid to our named executive officers in certain circumstances in the event that there is a material restatement of our financial results.

Management Development and Compensation Committee Report
The Management Development and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on such review and discussions, the Management Development and Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
MEMBERS OF THE
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
James H. Graves, Chairman
Daniel E. Berce
B.D. Hunter

Summary Compensation Table
The following table and footnotes discuss the compensation of our named executive officers for 2015. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of the 2015 compensation with respect to each named executive officer.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(1)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
T. Brent Stuart(6)	2015	$466,893		—	$420,410	$721,667	$94,688	$1,703,658
CEO and President
(Principal Executive Officer)
Thomas A. Bessant, Jr.	2015	$494,697		—	$573,486	$668,367	$133,919	$1,870,469
Executive Vice President – CFO	2014	$462,461		—	$3,019,951	$648,900	$105,345	$4,236,657
(Principal Financial Officer)	2013	$450,000		$57,645	$693,488	$53,865	$82,572	$1,337,570
Clint D. Jaynes(6)	2015	$270,693		—	$135,446	$282,870	$57,714	$746,723
Executive Vice President – Chief
Human Resources Officer
J. Curtis Linscott	2015	$386,963		—	$448,635	$522,812	$111,606	$1,470,016
Executive Vice President,	2014	$361,748		—	$2,335,302	$507,584	$89,095	$3,293,729
General Counsel and Secretary	2013	$352,000		$45,092	$542,546	$42,134	$69,832	$1,051,604
Victor L. Pepe(6)	2015	$379,529		$8,000	$433,039	$504,700	$98,478	$1,423,746
Executive Vice President – Chief	2014	$228,846		$61,250	$804,264	$242,550	$47,553	$1,384,463
Marketing and Technology Officer
Daniel R. Feehan	2015	$844,183	(7)	—	$1,557,667	$1,459,167	$250,239	$4,111,256
Former Chief Executive Officer	2014	$873,539		—	$3,206,440	$1,751,000	$175,786	$6,006,765
Executive Chairman	2013	$850,000		$155,550	$2,050,255	$145,350	$128,234	$3,329,389

(1)	Portions of the amounts in these columns have been deferred under our 401(k) plan or our Nonqualified Savings Plan for certain named executive officers.

(2)
The 2015 amount for Mr. Pepe reflects a discretionary bonus payment made in 2016 based on his expanded role during 2015. See “Compensation Discussion and Analysis—2015 Compensation—Short-Term Incentive Compensation Plan and Bonus” for additional information. The 2013 amounts for Messrs. Bessant, Linscott and Feehan and the 2014 amount for Mr. Pepe reflect discretionary bonus payments made in 2014 and 2015, respectively, based on our 2013 and 2014 performance and related considerations, respectively.

(3)
The 2015 RSUs and Feehan RSUs, which were each awarded during 2015, consisted of time-based RSUs and the amounts shown represent the grant date fair value in compliance with ASC 718. In accordance with ASC 718, the amounts in this column were calculated by multiplying the closing price of CSH Stock on the last trading day before the grant date, which was $21.19 for the 2015 RSUs that were granted to Messrs. Stuart, Bessant, Linscott, Pepe and Jaynes and $27.01 for the Feehan RSUs. Assumptions used in the calculation of the amounts in this column, if applicable, are included in Note 16, “Stock-Based Compensation,” to our Consolidated Audited Financial Statements for 2015. See “Compensation Discussion and Analysis—2015 Compensation—Long-Term Incentive Compensation” for additional information about the 2015 RSUs and the Feehan RSUs.

(4)
The 2015 payments were made under the 2015 STI plan, were paid in 2016 and were based on 2015 performance. The amounts Messrs. Stuart, Jaynes and Feehan received were prorated based on the positions they held during 2015. See “Compensation Discussion and Analysis—2015 Compensation—Short-Term Incentive Compensation Plan and Bonus” for additional information.

(5)	The 2015 amounts shown include the following:

Name	Nonqualified Savings Plan Contributions by the Company	SERP Contributions by the Company(a)	401(k) Contributions by the Company	Dividend Equivalents for Unvested RSUs(b)	Other Perquisites, and Personal Benefits and Other (c)	Total
Mr. Stuart	—	$58,177	$6,625	$3,968	$25,918	$94,688
Mr. Bessant	$11,031	$86,010	$6,625	$5,413	$24,840	$133,919
Mr. Jaynes	$3,302	$28,556	$6,625	$1,278	$17,953	$57,714
Mr. Linscott	$8,628	$67,279	$6,625	$4,234	$24,840	$111,606
Mr. Pepe	—	$65,576	$3,975	$4,087	$24,840	$98,478
Mr. Feehan	$58,255	$157,168	$6,625	$8,651	$19,540	$250,239

(a)	Includes contributions made by us in 2016 that were earned in 2015.

(b)
Includes Dividend Equivalents on the 2015 RSUs and Feehan RSUs. The Dividend Equivalents are equal to the dividends that our shareholders were paid during 2015 after the date each of the RSUs were granted and are payable in cash when the shares of CSH Stock are issued following vesting. RSUs awarded prior to 2015 did not include dividend equivalents. See “2015 Compensation—Long-Term Incentive Compensation—Other Terms of the 2015 RSUs and the Feehan RSUs” for additional information.

(c)
The amounts for Messrs. Stuart, Bessant, Jaynes, Linscott, and Pepe represent our payments of supplemental health insurance premiums. In addition, prior to Messrs. Stuart and Jaynes becoming executive officers on January 28, 2015 and November 1, 2015, respectively, Messrs. Stuart and Jaynes received reimbursement for club dues and Mr. Jaynes received reimbursement for payment of professional fees related to tax preparation services, and such amounts included an amount sufficient to cover the costs of any tax withholding related to such payments. (Messrs. Stuart and Jaynes ceased receiving reimbursement for such fees after they became executive officers.) Mr. Feehan’s amount includes our payment of supplemental health insurance premiums and supplemental life insurance premiums. The supplemental health and life insurance premiums included are the actual payments made by us for such premiums. No perquisites or personal benefits exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for the applicable named executive officer.

(6)
Mr. Stuart became an executive officer in January 2015, and he became our Chief Executive Officer in November 2015. Mr. Jaynes became an executive officer in November 2015, and Mr. Pepe joined our Company in April 2014.

(7)
Includes $767,260, which was paid to Mr. Feehan during 2015 in connection with his service as our Chief Executive Officer and $76,923 that was paid to Mr. Feehan during 2015 in connection with his service as Executive Chairman.

Grants of Plan-Based Awards for Fiscal 2015
The following table and footnotes provide information about equity and non-equity awards made during 2015 to our named executive officers under our 2014 LTIP and our 2015 STI plan, respectively. In addition to the footnotes to this table, please see “Compensation Discussion and Analysis” for a detailed description and narrative discussion of these grants.

			MD&C Committee Approval Date (if different than Grant Date)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date			Threshold ($)	Target ($)	Maximum ($)
T. Brent Stuart	1/28/15		—	$144,333	$360,833	$721,666	—	—
	1/28/15		—	—	—	—	19,840	$420,410
Thomas A. Bessant, Jr.	1/28/15		—	$133,674	$334,184	$668,367	—	—
	1/28/15		—	—	—	—	27,064	$573,486
Clint D. Jaynes	1/28/15		—	$56,574	$141,435	$282,870	—	—
	1/28/15		—	—	—	—	6,392	$135,446
J. Curtis Linscott	1/28/15		—	$104,562	$261,406	$522,812	—	—
	1/28/15		—	—	—	—	21,172	$448,635
Victor L. Pepe	1/28/15		—	$100,940	$252,350	$504,700	—	—
	1/28/15		—	—	—	—	20,436	$433,039
Daniel R. Feehan	1/28/15		—	$291,833	$729,583	$1,459,166	—	—
	5/6/15	(4)	3/31/15	—	—	—	57,670	$1,557,667

(1)
Represents potential cash-based payments under our 2015 STI plan, which are prorated for Messrs. Stuart, Jaynes and Feehan based on the positions they held during 2015. Under the 2015 STI plan, if the EBT Threshold, which is the threshold level of performance required for payment, is not met, no cash payments could be paid under the plan. See “Compensation Discussion and Analysis—2015 Compensation—Short-Term Incentive Compensation Plan and Bonus” for additional information regarding our 2015 STI plan, including a description of the threshold, target and maximum payments under the plan and prorated payments under the plan. The actual payments that our named executive officers received under our 2015 STI plan are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)
All RSUs granted during 2015 were time-based RSUs and were granted under our 2014 LTIP. See “Compensation Discussion and Analysis—2015 Compensation—Long-Term Incentive Compensation” for additional information regarding the 2015 RSUs and the Feehan RSUs. These RSUs will receive Dividend Equivalents, which are equal to the cash dividends to be paid to our shareholders.

(3)
The amounts shown represent the grant date fair value in compliance with ASC 718. In accordance with ASC 718, the grant date fair value is based on the closing price of CSH Stock on the last trading day before the grant date, which was $21.19 for the 2015 RSUs and $27.01 for the Feehan RSUs.

(4)
Due to Mr. Feehan’s announcement that he would retire from his position as our Chief Executive Officer during 2015, he did not receive a grant of RSUs in January 2015 (which is referred to as the 2015 RSUs) like our executive officers. Rather, he received a grant of RSUs in connection with his entering into the Feehan Agreement. See “Compensation Discussion and Analysis—2015 Compensation—Long-Term Incentive Compensation—2015 Feehan RSUs” for additional information.

Outstanding Equity Awards at 2015 Fiscal Year End
The following table and footnotes provide information on our named executive officers’ holdings of unvested RSUs as of December 31, 2015. All RSU grants made by us prior to the Enova Spin-off and that were outstanding (because they were not vested or because the payments for which have been deferred) upon the Enova Spin-off will be payable in shares of CSH Stock and Enova Stock upon vesting or the expiration of the applicable deferral period, if any. See “Compensation Discussion and Analysis—Compensation Prior to 2015—Effect of Enova Spin-off on Outstanding RSUs” for additional information.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(2)(3)
T. Brent Stuart
Payable in CSH Stock	50,015	$1,497,949	—	$—
Payable in Enova Stock	4,882	$32,270	—	$—
Total	54,897	$1,530,219	—	$—
Thomas A. Bessant, Jr.
Payable in CSH Stock	141,126	$4,226,724	3,750	$112,313
Payable in Enova Stock	15,323	$101,285	3,432	$22,686
Total	156,449	$4,328,009	7,182	$134,999
Clint D. Jaynes
Payable in CSH Stock	29,294	$877,355	—	—
Payable in Enova Stock	4,334	$28,648	—	—
Total	33,628	$906,003	—	—
J. Curtis Linscott
Payable in CSH Stock	108,508	$3,249,814	2,750	$82,363
Payable in Enova Stock	10,262	$67,832	2,517	$16,637
Total	118,770	$3,317,646	5,267	$99,000
Victor L. Pepe
Payable in CSH Stock	50,441	$1,510,708	—	—
Payable in Enova Stock	2,237	$14,787	—	—
Total	52,678	$1,525,495	—	—
Daniel R. Feehan
Payable in CSH Stock	81,433	$2,438,919	17,500	$524,125
Payable in Enova Stock	21,743	$143,721	16,013	$105,846
Total	103,176	$2,582,640	33,513	$629,971

(1)	The following RSU grants were outstanding and unvested as of December 31, 2015:

Name	Time-based RSU grant made on Dec. 22, 2003(a)	Time-based RSU grant made on Jan. 25, 2012(b)	Time-based RSU grant made on Feb. 14, 2013(c)	Performance-based RSU grant made on Feb. 14, 2013(d)	Time-based RSU grant made on Jan. 21, 2014(e)	Time-based RSU grant made on April 18, 2014(f)	Time-based RSU grant made on Dec. 18, 2014(g)	Time-based RSU grant made on Jan. 28, 2015(h)	Time-based RSU grant made on May 6, 2015(i)	Total
T. Brent Stuart
Payable in CSH Stock	—	692	1,616	—	3,027	—	24,840	19,840	—	50,015
Payable in Enova Stock	—	633	1,479	—	2,770	—	—	—	—	4,882
Thomas A. Bessant, Jr.
Payable in CSH Stock	2,460	2,143	4,146	—	7,998	—	97,315	27,064	—	141,126
Payable in Enova Stock	2,251	1,961	3,793	—	7,318	—	—	—	—	15,323
Clint D. Jaynes
Payable in CSH Stock	—	702	1,380	—	2,655	—	18,165	6,392	—	29,294
Payable in Enova Stock	—	642	1,263	—	2,429	—	—	—	—	4,334
J. Curtis Linscott
Payable in CSH Stock	40	1,677	3,244	—	6,255	—	76,120	21,172	—	108,508
Payable in Enova Stock	37	1,534	2,968	—	5,723	—	—	—	—	10,262
Victor L. Pepe
Payable in CSH Stock	—	—	—	—	—	2,445	27,560	20,436	—	50,441
Payable in Enova Stock	—	—	—	—	—	2,237	—	—	—	2,237
Daniel R. Feehan
Payable in CSH Stock	299	3,520	6,810	—	13,134	—	—	—	57,670	81,433
Payable in Enova Stock	274	3,221	6,231	—	12,017	—	—	—	—	21,743

(a)
The RSUs were granted under the Cash America International, Inc. 1994 Long-Term Incentive Plan (“1994 LTIP”). The 2003 RSUs (the “2003 RSUs”) held by Mr. Feehan vest in 12 equal annual installments on each grant date anniversary, with the final installment vesting on his 65th birthday in January 2016. The 2003 RSUs held by Messrs. Bessant and Linscott vest in 15 annual installments on each grant date anniversary. Generally, holders of the 2003 RSUs may not receive vested shares until their retirement or other not-for-cause separation from service unless they elected to defer receipt of vested 2003 RSU shares for an additional five years beyond their employment termination or in up to ten annual installments following their termination rather than in a single payment. RSUs outstanding under this grant, including the portion that previously vested, will be payable in CSH Stock and Enova Stock.

(b)
The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 24, 2013 and each January 31, 2014, 2015 and 2016. RSUs outstanding under this grant will be payable in CSH Stock and Enova Stock upon vesting.

(c)
The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 22, 2014 and each January 31, 2015, 2016 and 2017. RSUs outstanding under this grant will be payable in CSH Stock and Enova Stock upon vesting.

(d)
The 2013 Performance-Based RSUs were granted under the 2004 LTIP and could have vested on January 1, 2016, subject to our achieving the 2013-2015 Growth Requirement. As further discussed under “Compensation Discussion and Analysis—Compensation Prior to 2015—Performance-Based RSUs Granted in January 2013 Scheduled to Vest in January 2016,” none of these 2013 Performance-Based RSUs vested. Because the 2013 Performance-Based RSUs did not vest, all performance-based RSUs under this grant were forfeited.

(e)
The RSUs were granted under the 2004 LTIP and vest in 25% installments on February 17, 2015 and each January 31, 2016, 2017 and 2018. RSUs outstanding under this grant will be payable in CSH Stock and Enova Stock upon vesting.

(f)
The RSUs were granted under the 2004 LTIP and vest in 50% installments on April 18, 2015 and April 18, 2016. RSUs outstanding under this grant will be payable in CSH Stock and Enova Stock upon vesting.

(g)	The RSUs were granted under the 2014 LTIP and vest in 20% installments on each January 31, 2016, 2017, 2018, 2019 and 2020. This RSU grant will be payable solely in CSH Stock upon vesting.

(h)	The RSUs were granted under the 2014 LTIP and vest in 25% installments on each January 31, 2016, 2017, 2018 and 2019. This RSU grant will be payable solely in CSH Stock upon vesting.

(i)	The RSUs were granted under the 2014 LTIP and vest in 20% increments on each April 30, 2016, 2017, 2018, 2019 and 2020. The RSU grant will be payable solely in CSH Stock upon vesting.

(2)
The market value of the unvested RSU grants shown in this table that will be payable in CSH Stock and Enova Stock upon vesting and lapse of any applicable deferral period is based on the closing price on the NYSE as of December 31,

2015 of (a) CSH Stock, which was $29.95 for the RSUs payable in CSH Stock, and (b) Enova Stock, which was $6.61 for the RSUs payable in Enova Stock.

(3)
Includes shares of CSH Stock and Enova Stock that may be payable upon the vesting of the performance-based RSUs that were granted on January 21, 2014 and are eligible to vest in a lump sum on January 1, 2017 (the “2014 Performance-Based RSUs”), subject to our achieving a threshold compounded annual growth rate in diluted EPS over the three-year period ending December 31, 2016. The 2014 Performance-Based RSUs were unvested and remained subject to performance conditions that were not satisfied as of December 31, 2015. The number of performance-based RSUs that vest will be based on our actual EPS performance and may be more or less than the amounts shown. The amounts included are the amounts corresponding to, and assuming achievement of, the threshold performance level for the full performance period. If the maximum level of performance is achieved under this award, the maximum number of RSUs could vest and the maximum number of shares that could be payable under the RSUs is as follows: Mr. Feehan—70,000 shares of CSH Stock and 64,050 shares of Enova Stock; Mr. Bessant—15,000 shares of CSH Stock and 13,725 shares of Enova Stock; and Mr. Linscott—11,000 shares of CSH Stock and 10,065 shares of Enova Stock. If the target level of performance is achieved under this award, the target number of RSUs that could vest is 50% of the maximum number of RSUs that may vest under this award.

Option Exercises and Stock Vested In Fiscal 2015
The following table and footnotes provide information on the vesting of RSU awards during 2015. All RSU awards that vested during 2015 were also outstanding upon the Enova Spin-off and are payable in shares of CSH Stock and Enova Stock. The table below includes (i) RSU awards that vested during 2015 and were paid in shares of CSH Stock and Enova Stock, and (ii) RSU awards that vested during 2015 and were deferred and will be payable in shares of CSH Stock and Enova Stock. See “Compensation Discussion and Analysis—Compensation Prior to 2015—Effect of Enova Spin-off on Outstanding RSUs” for additional information. No option awards were outstanding or exercised during 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
T. Brent Stuart
CSH Stock	3,298	$68,598
Enova Stock	3,017	$58,077
Total	6,315	$126,675
Thomas A. Bessant, Jr.
CSH Stock(2)	10,145	$218,193
Enova Stock(2)	9,283	$176,502
Total	19,428	$394,695
Clint D. Jaynes
CSH Stock	3,078	$64,022
Enova Stock	2,817	$54,227
Total	5,895	$118,249
J. Curtis Linscott
CSH Stock(2)	7,308	$151,578
Enova Stock(2)	6,687	$134,390
Total	13,995	$285,968
Victor L. Pepe
CSH Stock	2,445	$63,326
Enova Stock	2,237	$41,698
Total	4,682	$105,024
Daniel R. Feehan
CSH Stock(2)	20,242	$467,125
Enova Stock(2)	18,521	$311,038
Total	38,763	$778,163

(1)	Includes CSH Stock and Enova Stock acquired in January, February and April 2015 when time-based RSUs vested. The RSUs that vested were awarded under the 2004 LTIP.

(2)
Includes the following shares that will be payable under deferred RSU awards that vested in 2015 and were granted under our 2004 LTIP or, in the case of the 2003 RSUs, our 1994 LTIP, and will be payable in CSH Stock and Enova Stock:

Grant	Vesting Date	Stock Price at Which Shares are Valued(a)	Name and Number of Shares Deferred(b)	Value Realized on Vesting(a)
2003 RSUs
Payable in CSH Stock	December 22, 2015	$30.43	Mr. Bessant: 820 shares	$24,953
			Mr. Linscott: 14 shares	$426
			Mr. Feehan: 4,909 shares	$149,381
Payable in Enova Stock	December 22, 2015	$6.40	Mr. Bessant: 750 shares	$4,800
			Mr. Linscott: 12 shares	$77
			Mr. Feehan: 4,491 shares	$28,742
RSUs granted on January 26, 2011
Payable in CSH Stock	January 31, 2015	$20.80	Mr. Feehan: 4,030 shares	$83,824
Payable in Enova Stock	January 31, 2015	$19.25	Mr. Feehan: 3,687 shares	$70,975

(a)	Values for RSUs payable in CSH Stock and Enova Stock reflect the closing price of CSH Stock and Enova Stock, respectively, on the last trading day preceding the respective vesting dates shown above.

(b)
Mr. Feehan and Mr. Bessant elected to receive the shares payable under their 2003 RSUs that vested during 2015 on the first and second anniversary, respectively, of their separation from service. Shares are payable under the remaining deferred RSUs that vested during 2015 upon each executive’s separation from service, but issuance of those shares may be subject to delay pursuant to Section 409A.

Nonqualified Deferred Compensation for Fiscal 2015
The following table shows (i) compensation deferred by each named executive officer under our Nonqualified Savings Plan and our SERP, as applicable, and (ii) information about the value of shares of CSH Stock and Enova Stock that are payable for vested and deferred RSUs. See “Compensation Discussion and Analysis—Compensation Prior to 2015—Effect of Enova Spin-off on Outstanding RSUs” for additional information regarding RSUs that are payable in CSH Stock and Enova Stock.

Name	Plan(1)	Executive Contributions in 2015(2)	Registrant Contributions in 2015(3)(4)	Aggregate Earnings in 2015(5)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/15(4)(6)
T. Brent Stuart	Nonqualified Savings Plan	—	—	—	—	—
	SERP	—	$58,177	$(608)	—	$203,510
	Deferred RSU Shares(7)	—	—	$(11,151)	—	$57,451
Thomas A. Bessant, Jr.	Nonqualified Savings Plan	$22,061	$11,031	$(1,323)	—	$598,129
	SERP	—	$86,010	$(54,694)	—	$1,066,982
	Deferred RSU Shares(7)	$29,753	—	$(63,304)	—	$354,328
Clint Jaynes	Nonqualified Savings Plan	$14,119	$3,302	$(2,268)	—	$89,767
	SERP	—	$28,556	$(2,428)	—	$214,752
	Deferred RSU Shares	—	—	—	—	—
J. Curtis Linscott	Nonqualified Savings Plan	$17,257	$8,628	$456	—	$199,302
	SERP	—	$67,279	$3,524	—	$641,973
	Deferred RSU Shares(7)	$503	—	$(1,056)	—	$5,867
Victor L. Pepe	Nonqualified Savings Plan	—	—	—	—	—
	SERP	—	$65,576	$(722)	—	$88,883
	Deferred RSU Shares	—	—	—	—	—
Daniel R. Feehan	Nonqualified Savings Plan	$259,518	$58,255	$(71,302)	—	$2,704,755
	SERP	—	$157,168	$(48,381)	—	$2,059,251
	Deferred RSU Shares(7)	$332,922	—	$(1,191,138)	—	$6,398,883

(1)
See “Compensation Discussion and Analysis—2015 Compensation—Retirement and Other Policies and Practices Related to Our Executive Compensation Program” for additional information about our Nonqualified Savings Plan and our SERP.

(2)
All executive contributions to the Nonqualified Savings Plan in this column are included within amounts reported in the “Salary” column of the Summary Compensation Table for 2015 and in the “Bonus” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table for 2014.

(3)	All registrant contributions to the Nonqualified Savings Plan and the SERP described in this column are included within the “All Other Compensation” column of the Summary Compensation Table for 2015.

(4)	Includes the 2015 SERP contributions that were made in 2016 for each of the named executive officers.

(5)
Amounts in this column are not included in the Summary Compensation Table. With respect to shares receivable upon the vesting of RSUs that have been deferred, amounts in this column reflect the return calculated as described in footnote seven below. For the Nonqualified Savings Plan and SERP accounts, each named executive officer has selected hypothetical investments from an array of investment options that may be changed by the participant in the plan at any time and that generally mirrors the funds in our 401(k) plans, except investments in CSH Stock are not available. The annual rates of return for each investment option available to our named executive officers in our Nonqualified Savings Plan and our SERP for the calendar year ended December 31, 2015, as reported by the record keeper of the plans, were as follows:

Name of Fund	Rate of Return	Name of Fund	Rate of Return
PIMCO Total Return Admin	0.48%	Artisan Mid Cap Inv	2.17%
Fidelity Spartan 500 Index Advantage	1.35%	Invesco Equity and Income A	(2.35)%
Harbor Capital Appreciation Adm.	10.72%	Vanguard Prime Money Market Inv	0.05%
Oakmark International I	(3.83)%	T. Rowe Price Small Cap Value	(4.70)%
Invesco Comstock A	(5.93)%

(6)
Mr. Pepe was 20% vested in his SERP balance at December 31, 2015. Messrs. Bessant, Jaynes, Linscott and Feehan were fully vested in their Nonqualified Savings Plan balances at December 31, 2015, and Messrs. Stuart, Bessant, Jaynes, Linscott and Feehan were fully vested in their SERP balances at December 31, 2015.

(7)
“Deferred RSU Shares” includes (a) vested RSUs that were awarded under the 2004 LTIP and that the named executive officers have deferred and (b) vested 2003 RSUs that were awarded under the 1994 LTIP and are not payable until the executive retires or otherwise leaves our Company. All RSUs included in “Deferred RSU Shares” will be payable in CSH Stock and Enova Stock on the date they are paid. See “Compensation Discussion and Analysis—Compensation Prior to 2015—Effect of Enova Spin-off on Outstanding RSUs” for additional information regarding RSUs that are payable in CSH Stock and Enova Stock. The amounts shown for Deferred RSU Shares consist of:

(i)
in the “Executive Contributions in 2015” column, the aggregate value of deferred RSUs that vested during 2015 and set forth in footnote two to the Option Exercises and Stock Vested in Fiscal 2015 table;

(ii)
in the “Aggregate Earnings in 2015” column, the aggregate change in value from January 1, 2015 through December 31, 2015 of deferred RSUs outstanding and vested during all of 2015, or from their respective vesting dates through December 31, 2015 for deferred RSUs that vested during 2015; and

(iii)
in the “Aggregate Balance at 12/31/2015” column, the aggregate value of all deferred RSUs (including deferred RSUs that vested in prior years) with the portion payable in CSH Stock valued at $29.95, which was the closing price of CSH Stock at December 31, 2015, and the portion payable in Enova Stock valued at $6.61, which was the closing price of Enova Stock on December 31, 2015.

Potential Payments Upon Termination or Change-in-Control
Payments Made Upon Resignation, Retirement, Termination, Death or Disability
Severance Pay Plan for Executives. We do not have employment agreements with our executive officers. (Our Executive Chairman has an employment agreement with us, as further described under “Compensation Discussion and Analysis— Compensation Practices—Feehan Agreement.”) While severance arrangements are generally handled on a case-by-case basis and are subject to the discretion of the Chief Executive Officer and the Management Development and Compensation Committee, we expect that we would follow our Severance Pay Plan for Executives in the case of a termination of an executive officer. Under our Severance Pay Plan for Executives, each of our named executive officers, other than Mr. Feehan, is entitled to receive severance pay or benefits if his employment is involuntarily terminated due to restructuring, job elimination or other circumstances that we determine warrant the provision of severance benefits. Upon termination of employment for any of these reasons, if the executive agrees to a general release of us and our affiliates related to employment claims arising from the termination and a promise to comply with confidentiality, non-competition and/or non-solicitation provisions, the executive generally will be entitled to severance pay equal to the number of months of base salary and payable over the period reflected in the table below:

Years of Employment	Executive Vice President (and President if CEO and President Role are Separate)	Chief Executive Officer
Less than 5	12 months	24 months
5 but less than 10	18 months	24 months
10 or more	24 months	24 months
In addition, each executive will receive:

•
continued medical and health care benefits for the period set forth in the table above through the portion of the severance period while COBRA coverage is in effect (which is currently a maximum of 18 months), with us continuing to pay (i) the portion of COBRA premiums that exceed the portion of health care premiums that current employees are required to pay (“Company COBRA Premiums”) and (ii) the costs of supplemental health care benefits that exceed the portion of such costs that current executives are required to pay (the “Company Supplemental Executive Health Care Premiums”); and

•	a lump sum equal to all accrued but unpaid vacation and paid time off.
Other benefits and perquisites would cease on the officer’s termination date.
Regardless of whether a named executive officer’s employment terminates due to retirement, resignation, involuntary termination, death or disability, he is entitled to receive amounts earned during his term of employment. Such amounts include: unpaid non-equity incentive compensation earned during the previous year under the STI plan, provided that the officer was our employee at the end of that year; vested grants under our long-term incentive plans; and vested contributions and earnings under our 401(k) plan, our Nonqualified Savings Plan and our SERP. In addition, if a named executive officer’s employment terminates due to attaining normal retirement age (which is defined as 59 1/2), death or disability, any unvested portion of his 401(k) plan and Nonqualified Savings Plan accounts would become vested. In addition, if the named executive officer dies, his estate would receive payments under our group life insurance plan.
In all cases we will have complete discretionary authority to award greater or lesser amounts of severance pay and benefits.
Payments to the Executive Chairman of the Board. Pursuant to the Feehan Agreement, if (i) we terminate Mr. Feehan’s employment other than for Just Cause (as defined below) or (ii) Mr. Feehan terminates his employment for Good Reason (as defined below) the Feehan Agreement provides for the following:

•
his then-current year’s base salary for the lesser of 24 months following the termination or the remainder of the term of the Feehan Agreement (the “Continuation Pay Period”), payable in accordance with our normal pay practices over the Continuation Pay Period; and

•	continued medical and health care benefits for the Continuation Pay Period, with us continuing to pay (i) Company COBRA Premiums and (ii) the Company Supplemental Executive Health Care Premiums.
Mr. Feehan will also be entitled to all other amounts and benefits Mr. Feehan may be entitled to under our employee and/or executive benefit plans and arrangements generally, determined in accordance with the terms and conditions of such plans and arrangements.
“Just Cause” means fraud, gross malfeasance, gross negligence or willful misconduct with respect to our business affairs; a refusal or repeated failure to follow our policies; a breach of the Feehan Agreement; conviction of a felony involving moral turpitude; an intentional misapplication of our funds or any material act of dishonesty; or unlawful use or possession of any controlled substance or abuse of alcoholic beverages.
“Good Reason” means a material breach of the Feehan Agreement by us, appointing someone other than Mr. Feehan to serve as Chairman of the Board, a material reduction of annual base salary (other than the decrease that will occur on November 1, 2016 in connection with Mr. Feehan’s change in roles from Executive Chairman to non-executive Chairman of the Board) or the level of employee benefits or perquisites, a relocation of the principal office from Fort Worth, Texas without Mr. Feehan’s consent or Mr. Feehan ceasing to be a member of the Board, due to resignation or otherwise, as a result of failing to receive a majority of the votes cast in any Annual Meeting of Shareholders in which directors are elected.
Under the Feehan Agreement, (i) if Mr. Feehan’s employment is terminated for Just Cause, (ii) if Mr. Feehan voluntarily terminates his employment without Good Reason or (iii) if Mr. Feehan becomes incapacitated or dies, he will receive:

•	his base salary through the date of termination;

•	all bonuses (or STI compensation) earned and vested on or before the date of termination but not yet paid; and

•	the vested portion of any benefit under any benefit plan earned through the date of termination.
In addition, the Feehan Agreement also provides that if Mr. Feehan is incapacitated or dies, he or his estate would continue to receive his salary for the lesser of 12 months following death or incapacitation (or earlier if he is no longer incapacitated) or the remaining term of the Feehan Agreement if it is less than 12 months.
RSUs. The Severance Pay Plan for Executives and the Feehan Agreement both provide that RSUs will be governed by the terms and conditions of the applicable equity plan or the underlying award agreement upon a termination. Each named executive officer would forfeit any unvested RSUs granted under our long-term incentive plans upon his resignation, retirement or any termination, including by reason of his disability or death, except (i) as described below for terminations during specified periods following a change-in-control and (ii) for any RSUs granted after 2010 to executive officers who continue to provide services as members of our Board of Directors immediately following a termination of employment. Additionally, if, prior to the vesting date of any outstanding performance-based RSUs, an executive officer leaves our employment or our Board of Directors, and such officer’s age plus tenure with us as of the termination date equals 65 years or more, then a prorated portion of the performance-based RSUs based on the length of time (or the number of whole months) the officer was continuously employed or serving on our Board of Directors, if applicable, following the grant date of the performance-based RSUs is eligible to vest on their vesting date if we achieve the financial performance goals established for the performance-based RSUs when they were granted. Under the 2014 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would (i) adversely affect the rights of the holder of such award without such holder’s consent or (ii) cause the award to cease to qualify, if applicable, for an exemption under

Section 162(m) of the Code. Under the 2004 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would (i) adversely affect the rights of the holder of such award without such holder’s consent, (ii) cause the award to cease to qualify, if applicable, for an exemption under Section 162(m), or (iii) cause the recipient to become subject to tax under Section 409A(a)(1). Under the 1994 LTIP, the Management Development and Compensation Committee has the discretion to amend an award agreement, including potentially upon the departure or termination of a named executive officer so as to allow for vesting of unvested RSUs, unless such amendment would cause the recipient to become subject to tax under Section 409A(a)(1).
Payments made Upon a Change-in-Control
The Executive Change-In-Control Severance Agreements that we have entered into with Messrs. Stuart, Bessant, Jaynes, Linscott and Pepe specify the payments that each would receive if they are terminated in connection with or during a specified period following a change-in-control. We have not entered into an Executive Change-In-Control Severance Agreement with our Executive Chairman, Mr. Feehan. In addition, the Feehan Agreement does not have any change-in-control provisions that would provide for any additional cash payments to be made to Mr. Feehan upon a change-in-control.
Executive Change-in-Control Severance Agreements. The Executive Change-in-Control Severance Agreements with each of Messrs. Stuart, Bessant, Jaynes, Linscott and Pepe, provide that if, within 24 months after our change-in-control, we terminate the executive’s employment without cause (where cause is defined as the willful and continued failure to substantially perform duties, conviction of a felony or engaging in conduct demonstrably and materially injurious to the Company) or if the executive voluntarily terminates his employment with good reason (including a reduction in his duties or compensation or relocation of place of employment), then the executive will be entitled to:

•	earned and unpaid base salary;

•	a prorated portion of the target annual bonus (or STI compensation) under the existing bonus (or STI compensation) plan based on the number of months employed during the year;

•	a lump sum equal to all accrued but unpaid vacation and paid time off;

•	a lump sum equal to two times the higher of executive’s annual base salary on the date of termination or change-in-control;

•	a lump sum equal to two times the greater of (i) the target bonus (or STI compensation) for the year, or (ii) the actual bonus (or STI compensation) for the preceding year;

•
immediate vesting of any outstanding unvested cash-based and equity-based long-term incentive awards, with the amount paid with respect to (i) cash-based awards to be equal to the greater of (A) the amount calculated under the award agreement based on the higher of the target or the actual achievement of the performance goals, with such amount prorated for the portion of the performance period elapsed through the date of the change-in-control, or (B) the cash payment to which the executive would be entitled under the provisions of the award agreement, and (ii) performance-based equity awards to be equal to the maximum amount available under each award;

•
continued medical and health care benefits for 24 months, consisting of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium, paid in a lump sum; and

•	executive placement services for up to 24 months from an executive search/placement firm of up to $50,000.
Certain payments under the Executive Change-in-Control Severance Agreements will be delayed for six months if required by Section 409A. In addition, Executive Change-in-Control Severance Agreements provide that a change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.”
Accelerated Vesting of Awards under Our Long-Term Incentive Plans. All outstanding RSU award agreements provide that the vesting and payment of RSUs (including any outstanding Dividend Equivalents with respect to RSUs granted after 2014) would be accelerated if there is a change-in-control, with the performance-based RSUs to be paid at the maximum amount available under the award. The Management Development and Compensation Committee believes that the accelerated vesting of these awards upon a change-in-control is appropriate because, by protecting a significant component of the named executive officer’s total compensation, the acceleration of equity vesting (i) mitigates potential conflicts of interest that might arise between the named executive officers and the shareholders, (ii) serves as a substantial incentive for those named executive officers to obtain the highest possible value for the shareholders if the Company becomes an acquisition target, and (iii) provides the named executive officers with the same opportunities as shareholders of the Company who are free to sell their equity at the time of the change-in-control and to realize the value created at the time of the transaction.

Accelerated Vesting under our Supplemental Executive Retirement Plans and the Nonqualified Savings Plans. Our SERP provides that the vesting would be accelerated if there is a change-in-control or if the executive’s employment is terminated as a result of his job being abolished. Our Nonqualified Savings Plan provides that the unvested portion of our matching amounts contributed to a named executive officer’s Nonqualified Savings Plan account would accelerate in the event of a change-in-control or if the executive’s employment is terminated as a result of his death or disability or of his job being abolished. A change-in-control is deemed to occur under the circumstances described below under “Change-in-Control Definitions.” See “Compensation Discussion and Analysis—2015 Compensation—Retirement and Other Policies and Practices Related to Our Executive Compensation Program” for additional information regarding the vesting of our contributions to the SERP and Nonqualified Savings Plan.
Change-in-Control Definitions.
Our Executive Change-in-Control Severance Agreements and all outstanding RSU award agreements each provide that a change-in-control is deemed to occur upon any of the following events that constitute a change-in-control under Section 409A (with the percentages as specified below):

•
if any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes more than 50% of the total voting power or total fair market value of our stock;

•	if, during any 12-month period, any person or group acquires ownership of our stock with at least 35% of the total voting power;

•	if, during any 12-month period, a majority of the directors at the beginning of such period are replaced, other than in specific circumstances; or

•
if, during any 12-month period, any person or group acquires our assets with an aggregate fair market value of at least 50% of the fair market value of all of our gross assets immediately prior to such acquisition or acquisitions.

Our SERP and Nonqualified Savings Plan both provide that a change-in-control is deemed to occur:

•
if, without approval by the Board of Directors, any person or group acquires ownership of our stock that, together with all of our other stock held by that person or group, constitutes 50% or more of the total voting power of our stock;

•	if, during any 24-month period, a majority of the directors at the beginning of such period are replaced, other than in certain specific circumstances; or

•	if we, in one transaction or a series of related transactions, sell more than 50% of our assets.
Distribution of Nonqualified Deferred Compensation
The named executive officers are entitled to receive the vested amounts in their Nonqualified Savings Plan and SERP accounts and the shares underlying their deferred vested RSUs if their employment terminates for any reason. The last column in the Nonqualified Deferred Compensation Table for Fiscal 2015 reports each named executive officer’s aggregate balances at December 31, 2015 under our Nonqualified Savings Plan and our SERP. All of our named executive officers except for Mr. Pepe were fully vested in their Nonqualified Savings Plan and SERP balances at December 31, 2015. Mr. Pepe was vested in 20% of our matching contributions of his SERP balance and had not begun participating in the Nonqualified Savings Plan at December 31, 2015. The Nonqualified Savings Plan and SERP account balances continue to be credited with increases or decreases reflecting changes in the value of the investments against which the account balances are calculated, and to accrue interest income or dividend payments, as applicable, between the termination event and the date distributions are made. Therefore, amounts that the named executive officer would actually receive under these plans would differ from those shown in the Nonqualified Deferred Compensation Table for Fiscal 2015. The last column of the Nonqualified Deferred Compensation Table for Fiscal 2015 also reports the value at December 31, 2015 of the shares underlying each named executive officer’s vested deferred RSUs, if applicable.

Potential Payments
The following tables and disclosures show potential payments to our named executive officers under the contracts, agreements, plans or arrangements, whether written or unwritten, existing as of December 31, 2015 for various scenarios involving a change-in-control or termination of employment. The tables below reflect the following assumptions:

•	the termination date was December 31, 2015;

•
the Severance Pay Plan for Executives would be followed in the case of a termination and the Executive Change-in-Control Severance Agreements would be followed in the case of a termination following a change-in-control;

•	the closing price of CSH Stock on December 31, 2015 was $29.95 and the closing price of Enova Stock was $6.61 (as reported on the NYSE as of December 31, 2015);

•	each named executive officer had received all of his base salary earned during 2015; and

•
each named executive officer was entitled to but had not yet been paid the 2015 STI payment that they received in January 2016 (because the assumed termination date is December 31, 2015), except in the case of a change-in-control where the STI payment to our executive officers would be governed by their Executive Change-In-Control Agreements.

T. Brent Stuart

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Following a Change-in-Control: Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason
Severance	—		$1,100,000	(1)	$1,821,666	(2)
STI compensation	$721,667	(3)	$721,667	(3)	$360,833	(4)
Accelerated vesting of RSU awards	—		—		$1,534,187	(5)
Continued Health Benefits	—		$59,250	(6)	$79,000	(7)
Accrued & Unused Vacation	—		$31,731	(8)	$31,731	(8)
Outplacement Benefits	—		—		$50,000
Total	$721,667		$1,912,648		$3,877,417

(1)	Includes 24 months of base salary payable over a 24-month period following termination.

(2)	This amount is (a) two times Mr. Stuart’s base salary as of December 31, 2015 and (b) two times his Target STI award that would be payable under terms of the 2015 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2015 STI award paid to Mr. Stuart. Because the assumed termination date is December 31, 2015, Mr. Stuart would have been entitled to the actual STI earned during 2015.

(4)	This amount is the Target Award under the 2015 STI plan.

(5)	Includes all unvested time-based RSUs and all outstanding Dividend Equivalents.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over an 18-month period.

(7)
Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Stuart’s salary at December 31, 2015. Assumes none of Mr. Stuart’s 120 hours of accrued vacation available for the 2015 year had been used.

Thomas A. Bessant, Jr.

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Following a Change-in-Control: Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason
Severance	—		$954,810	(1)	$2,252,610	(2)
STI compensation	$668,367	(3)	$668,367	(3)	$334,184	(4)
Accelerated vesting of RSU awards	—		—		$5,072,391	(5)
Continued Health Benefits	—		$59,250	(6)	$79,000	(7)
Accrued & Unused Vacation	—		$36,723	(8)	$36,723	(8)
Outplacement Benefits	—		—		$50,000
Total	$668,367		$1,719,150		$7,824,908

(1)	Includes 24 months of base salary payable over a 24-month period following termination.

(2)
This amount is (a) two times Mr. Bessant’s base salary as of December 31, 2015 and (b) two times his STI award that was actually paid to him under the terms of the 2014 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2015 STI award paid to Mr. Bessant. Because the assumed termination date is December 31, 2015, Mr. Bessant would have been entitled to the actual STI earned during 2015.

(4)	This amount is the Target Award under the 2015 STI plan.

(5)	Includes all unvested time-based RSUs and the maximum number of all unvested performance-based RSUs. Also includes all outstanding Dividend Equivalents.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over an 18-month period.

(7)
Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Bessant’s salary at December 31, 2015. Assumes none of Mr. Bessant’s 160 hours of accrued vacation available for the 2015 year had been used.
Clint Jaynes

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Following a Change-in-Control: Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason
Severance	—		$487,500	(1)	$932,870	(2)
STI compensation	$282,870	(3)	$282,870	(3)	$141,435	(4)
Accelerated vesting of RSU awards	—		—		$907,281	(5)
Continued Health Benefits	—		$36,591	(6)	$48,788	(7)
Accrued & Unused Vacation	—		$18,750	(8)	$18,750	(8)
Outplacement Benefits	—		—		$50,000
Total	$282,870		$825,711		$2,099,124

(1)	Includes 18 months of base salary payable over an 18-month period following termination.

(2)	This amount is (a) two times Mr. Jaynes’s base salary as of December 31, 2015 and (b) two times his Target STI award that would be payable under terms of the 2015 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2015 STI award paid to Mr. Jaynes. Because the assumed termination date is December 31, 2015, Mr. Jaynes would have been entitled to the actual STI earned during 2015.

(4)	This amount is the Target Award under the 2015 STI plan.

(5)	Includes all unvested time-based RSUs and all outstanding Dividend Equivalents.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over a 18-month period.

(7)
Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Jaynes’s salary at December 31, 2015. Assumes none of Mr. Jaynes’s 120 hours of accrued vacation available for the 2015 year had been used.

J. Curtis Linscott

Benefit	Retirement, Death or Disability		Involuntary Termination Other than for Cause		Following a Change-in-Control: Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason
Severance	—		$746,874	(1)	$1,762,042	(2)
STI compensation	$522,812	(3)	$522,812	(3)	$261,406	(4)
Accelerated vesting of RSU awards	—		—		$3,873,513	(5)
Continued Health Benefits	—		$55,580	(6)	$74,107	(7)
Accrued & Unused Vacation	—		$28,726	(8)	$28,726	(8)
Outplacement Benefits	—		—		$50,000
Total	$522,812		$1,353,992		$6,049,794

(1)	Includes 24 months of base salary payable over a 24-month period following termination.

(2)
This amount is (a) two times Mr. Linscott’s base salary as of December 31, 2015 and (b) two times his STI award that was actually paid to him under the terms of the 2014 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2015 STI award paid to Mr. Linscott. Because the assumed termination date is December 31, 2015, Mr. Linscott would have been entitled to the actual STI earned during 2015.

(4)	This amount is the Target Award under the 2015 STI plan.

(5)	Includes all unvested time-based RSUs and the maximum number of all unvested performance-based RSUs. Also includes all outstanding Dividend Equivalents.

(6)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over an 18-month period.

(7)
Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(8)	Calculated based on Mr. Linscott’s salary at December 31, 2015. Assumes none of Mr. Linscott’s 160 hours of accrued vacation available for the 2015 year had been used.

Victor L. Pepe

Benefit	Death or Disability		Retirement		Involuntary Termination Other than for Cause		Following a Change-in-Control: Involuntary Termination Other than for Cause/ Voluntary Termination with Good Reason
Severance	—		—		$395,000	(1)	$1,397,600	(2)
STI compensation	$512,700	(3)	$512,700	(3)	$512,700	(3)	$252,350	(4)
Accelerated vesting of RSU awards	—		—		—		$1,529,582	(5)
Accelerated vesting of SERP balance	—		—		—		$71,106	(6)
Accelerated vesting of 401(k) contributions	$5,505	(7)	—		—		—
Continued Health Benefits	—		—		$39,500	(8)	$79,000	(9)
Accrued & Unused Vacation	—		—		$15,192	(10)	$15,192	(10)
Outplacement Benefits	—		—		—		$50,000
Total	$518,205		$512,700		$962,392		$3,394,830

(1)	Includes 12 months of base salary payable over a 12-month period following termination.

(2)	This amount is (a) two times Mr. Pepe’s base salary as of December 31, 2015 and (b) two times his STI award that was paid to him under the terms of the 2014 STI plan. To be paid as a lump sum.

(3)	This amount is the actual 2015 STI award and bonus paid to Mr. Pepe. Because the assumed termination date is December 31, 2015, Mr. Pepe would have been entitled to the actual STI earned during 2015.

(4)	This amount is the Target Award under the 2015 STI plan.

(5)	Includes all unvested time-based RSUs and all outstanding Dividend Equivalents.

(6)	Represents the unvested portion of Mr. Pepe’s SERP balance at December 31, 2015.

(7)	Represents the unvested portion of Mr. Pepe’s 401(k) balance at December 31, 2015.

(8)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over a 12-month period

(9)
Consists of Company COBRA Premiums to be paid over an 18-month period and an amount equal to (i) six times the first monthly Company COBRA Premium and (ii) 24 times the first monthly Company Supplemental Executive Health Care Premium paid in a lump sum.

(10)	Calculated based on Mr. Pepe’s salary at December 31, 2015. Assumes none of Mr. Pepe’s 80 hours of accrued vacation available for the 2015 year had been used.

Daniel R. Feehan
The following table reflects potential payments that could have been made to Mr. Feehan under the Feehan Agreement and assumes a December 31, 2015 termination date.

Benefit	Death or Disability		Retirement		Involuntary Termination Other than for Just Cause/ Voluntary Termination with Good Reason		Following a Change in Control
Severance	$500,000	(1)	$—		$1,000,000	(2)	$—
STI compensation	$1,459,167	(3)	$1,459,167	(3)	$1,459,167	(3)	—
Accelerated vesting of CAII LTIP RSU awards	—		—		—		$6,091,680	(4)
Continued Health Benefits	—		—		$48,788	(5)	—
Total	$1,959,167		$1,459,167		$2,507,955		$6,091,680

(1)	Includes 12 months of base salary payable over a 12-month period following termination per the Feehan Agreement.

(2)	This amount is (a) two times Mr. Feehan’s base salary as of December 31, 2015 per the Feehan Agreement.

(3)	This amount is the actual 2015 STI award paid to Mr. Feehan. Because the assumed termination date is December 31, 2015, Mr. Feehan would have been entitled to the actual STI earned during 2015.

(4)	Includes all unvested time-based RSUs and the maximum number of all unvested performance-based RSUs. Also includes all outstanding Dividend Equivalents.

(5)	Consists of Company COBRA Premiums and Company Supplemental Executive Health Care Premiums, with each to be paid over a 24-month period.

SHAREHOLDER PROPOSALS
Shareholders who desire to present a proposal to be included in our proxy statement for our 2017 Annual Meeting of Shareholders must submit the proposal to us no later than December 9, 2016 and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act. Any such proposal must be sent in writing to our Corporate Secretary at 1600 West 7th Street, Fort Worth, Texas 76102.
Shareholders who desire to present other business at our Annual Meeting of Shareholders without inclusion in our proxy statement for such meeting must notify our Corporate Secretary in writing at 1600 West 7th Street, Fort Worth, Texas 76102 of such intent in a timely manner in accordance with our Bylaws. To be timely, our Bylaws require that proposals be delivered to or mailed and received by our Corporate Secretary not less than 70 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. However, in the event that the date of the Annual Meeting of Shareholders is advanced more than 30 calendar days prior to such anniversary date or delayed more than 60 calendar days after such anniversary date, then to be timely such notice must be received by us on or before the later of (i) 70 calendar days prior to the date of the meeting or (ii) the tenth day following the day on which public announcement of the date of the meeting was made. The notice must also describe the shareholder proposal in reasonable detail and provide certain other information required by our Bylaws. A copy of our Bylaws is available upon request from our Corporate Secretary. If a shareholder desires to nominate a candidate for the Board of Directors, such nomination must be made in accordance with the procedures set forth under “Board Structure, Corporate Governance Matters and Director Compensation—Director Nominations—Shareholder Nominations.”

OTHER MATTERS
Management knows of no other matters to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, it is intended that the shares represented by the proxies in the accompanying form will be voted by the proxy holders as recommended by the Board or, if no recommendation is given, in accordance with the best judgment of the person voting the proxies.
* * * *
Your vote is important to us. Please vote by telephone or Internet, or, if you request and receive a paper copy of the proxy materials, please sign, date and promptly mail the enclosed proxy card or use the telephone or Internet voting procedures described on the proxy card. Shares must be voted either by telephone, online, or by completing and returning a proxy card. Shares cannot be voted by marking, writing on and/or returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes.

By Order of the Board of Directors,

J. Curtis Linscott
Executive Vice President, General Counsel & Secretary
April 7, 2016

Cash America
Cash America International, Inc.

CASH AMERICA INTERNATIONAL, INC.
1600 WEST 7TH STREET
FORT WORTH, TX 76102

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Cash America International, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
You may vote in person by attending the Annual Meeting. If the shares are held in street name, you will need to obtain a legal proxy from your broker, bank, trustee or nominee giving you the right to vote the shares in person at the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E05039-P75427 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

CASH AMERICA INTERNATIONAL, INC.

The Board of Directors recommends you vote "FOR" the following:

	For All	Withhold All	For All Except
1. Election of Directors	▢	▢	▢

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01) Daniel E. Berce
02) Jack R. Daugherty
03) Daniel R. Feehan
04) James H. Graves
05) B.D. Hunter
06) Timothy J. McKibben
07) Alfred M. Micallef
08) T. Brent Stuart

The Board of Directors recommends you vote "FOR" proposals 2 and 3:

	For	Against	Abstain
2. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year 2016.	▢	▢	▢
3. Advisory vote to approve executive compensation.	▢	▢	▢

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

For address changes/comments, mark here (see reverse for instructions). ▢

Please indicate if you plan to attend this meeting. ▢ Yes ▢ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Cash America
Cash America International, Inc.

For directions to the Annual Meeting of Shareholders, which will be held at 1600 West 7th Street, Fort Worth, Texas 76102, please contact our corporate office at (800) 223-8738.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 19, 2016:
The Cash America International, Inc. Notice of Meeting, Proxy Statement and Annual Report with Form 10-K to Shareholders are available at www.proxyvote.com.

Notice to employees participating in our 401(k) plan:
If shares are held through our 401(k) plan, please note that you must submit voting instructions no later than May 16, 2016 at 11:59 p.m. Eastern Daylight Time in order for the 401(k) plan shares to be voted by the trustee of our 401(k) plan at the Annual Meeting of Shareholders in accordance with your instructions. If your voting instructions are not received by May 16, 2016 at 11:59 p.m. Eastern Daylight Time, the 401(k) plan shares will be voted in the same proportion as shares for which the trustee of our 401(k) plan has received instructions.

E05040-P75427

CASH AMERICA INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of Cash America International, Inc. for the Annual Meeting of Shareholders to be held at 9:00 a.m. Central Daylight Time, May 19, 2016

The undersigned hereby constitutes and appoints Daniel R. Feehan, T. Brent Stuart and J. Curtis Linscott, and each of them, as the undersigned's true and lawful attorneys and proxies, with full power of substitution, to represent the undersigned, with all powers the undersigned would possess if personally present to vote at the Annual Meeting of Shareholders of Cash America International, Inc., to be held at 1600 West 7th Street, Fort Worth, Texas 76102, on May 19, 2016, and at any adjournment thereof, all the stock of Cash America International, Inc. standing in the undersigned's name as of the record date of March 22, 2016, on all matters coming before said meeting.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted in accordance with the Board of Directors' recommendations (see reverse side). In their discretion, Messrs. Feehan, Stuart and Linscott are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side